Exhibit 99.1

SUTHERLAND ASSET MANAGEMENT CORPORATION Unaudited Consolidated Financial Statements as of September 30, 2016 and December 31, 2015 and for the three and nine month periods ended September 30, 2016 and September 30, 2015. UNAUDITED CONSOLIDATED BALANCE SHEETS	2

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME	3

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	4

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS	7

SUTHERLAND ASSET MANAGEMENT CORPORATION

Unaudited CONSOLIDATED BALANCE SHEETS

(In Thousands)	September 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$38,458	$41,569
Restricted cash	15,935	14,757
Short term investments	249,997	249,989
Loans, held for sale, at fair value	23,314	—
Loans, held at fair value	233,618	155,134
Loans, held-for-investment (net of allowances for loan losses of $11,629 at September 30, 2016 and $12,255 at December 31, 2015)	923,465	927,218
Mortgage backed securities, at fair value	34,812	213,504
Real estate acquired in settlement of loans	6,275	8,224
Derivative instruments, at fair value	363	723
Servicing rights	23,351	27,250
Intangible assets	1,000	1,000
Assets of consolidated VIEs:
Cash and cash equivalents	77	26
Restricted cash	904	1,362
Loans, held-for-investment (net of allowances for loan losses of $3,352 at September 30, 2016 and $4,867 at December 31, 2015)	543,857	633,720
Real estate acquired in settlement of loans	3,734	5,257
Accrued interest	2,252	2,557
Due from servicers	3,508	6,121
Deferred financing costs	3,645	4,788
Accrued interest	5,037	5,258
Due from servicers	14,893	14,208
Receivable from related parties	2	4
Receivable from third parties	7,285	608
Other assets	12,896	5,179
Assets of discontinued operations held for sale	—	11,325
Total Assets	$2,148,678	$2,329,781
Liabilities:
Borrowings under credit facilities	228,000	175,306
Promissory note payable	9,040	—
Securitized debt obligations of consolidated VIEs	374,816	461,522
Borrowings under repurchase agreements	581,773	644,137
Guaranteed loan financing	415,417	499,187
Repair and denial reserve	6,849	8,071
Liability under subservicing agreements	7,576	8,827
Liability under participation agreements	2,803	3,700
Accrued salaries, wages and commissions	5,503	7,067
Payable to related parties	2,592	2,305
Derivative instruments, at fair value	3,415	1,499
Dividends payable	—	13,366
Accounts payable and other accrued liabilities	26,265	17,695
Liabilities of discontinued operations held for sale	—	6,886
Total Liabilities	$1,664,049	$1,849,568
Stockholders’ Equity
Common stock, $0.01 par value, 450,000,000 share authorized, 30,960,370 and 30,804,029 shares issued and outstanding, respectively	309	308
Preferred stock, $1,000 par value, 125 shares authorized, 125 shares issued and outstanding	125	125
Additional paid-in capital	449,075	446,787
Retained earnings (deficit)	(4,276)	(5,899)
Total Sutherland Asset Management Corporation equity	445,233	441,321
Non-controlling interests	39,396	38,892
Total Stockholders’ Equity	$484,629	$480,213
Total Liability and Stockholders’ Equity	$2,148,678	$2,329,781

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

Unaudited CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, except share data)	2016	2015	2016	2015
Interest income
Loans, held-for-investment	$27,009	$31,623	$90,118	$88,710
Loans, held at fair value	3,950	4,947	9,784	12,287
Loans, held for sale, at fair value	164	94	352	148
Mortgage backed securities, at fair value	767	2,981	4,028	8,998
Total interest income	31,890	39,645	104,282	110,143
Interest expense
Borrowings under credit facilities	(2,367)	(1,350)	(6,397)	(6,869)
Promissory note payable	(18)	—	(85)	—
Securitized debt obligations of consolidated VIEs	(4,233)	(2,996)	(13,174)	(7,261)
Borrowings under repurchase agreements	(4,141)	(4,355)	(11,686)	(12,372)
Guaranteed loan financing	(3,338)	(4,923)	(10,701)	(8,210)
Total interest expense	(14,097)	(13,624)	(42,043)	(34,712)
Net interest income before provision for loan losses	17,793	26,021	62,239	75,431
Provision for loan losses	(488)	(4,112)	(4,689)	(15,859)
Net interest income after provision for loan losses	17,305	21,909	57,550	59,572
Other income (expense)
Other income	1,729	3,999	5,335	9,985
Servicing income, net of amortization and impairment of $1,850 and $6,079 for the three and nine months ended September 30, 2016, and $2,855 and $6,439 for the three and nine months ended September 30, 2015, respectively	1,661	994	4,420	5,377
Employee compensation and benefits	(4,822)	(4,934)	(14,005)	(14,015)
Allocated employee compensation and benefits from related party	(900)	(596)	(2,700)	(1,808)
Professional fees	(3,120)	(1,567)	(8,573)	(5,827)
Management fees – related party	(1,793)	(1,841)	(5,464)	(5,424)
Incentive fees – related party	—	(681)	—	(1,073)
Loan servicing expense	(1,830)	(771)	(3,889)	(3,640)
Operating expenses	(3,373)	(3,448)	(11,185)	(8,349)
Total other income (expense)	(12,448)	(8,845)	(36,061)	(24,774)
Net realized gain on financial instruments	2,454	2,989	3,720	2,368
Net unrealized gain (loss) on financial instruments	3,557	(325)	5,800	2,855
Net income from continued operations before income tax provisions	10,868	15,728	31,009	40,021
Provision for income taxes	(1,297)	(2,682)	(3,326)	(5,179)
Net income from continued operations	9,571	13,046	27,683	34,842
Discontinued operations
Loss from discontinued operations (including gain on disposal of $267 for nine months ended September 30, 2016)	—	(857)	(576)	(2,683)
Income tax benefit	—	1,243	225	3,740
Income (loss) from discontinued operations	—	386	(351)	1,057
Net income	9,571	13,432	27,332	35,899
Less: Net income attributable to non-controlling interest	777	1,118	2,217	2,871
Net income attributable to Sutherland Asset Management Corporation	$8,794	$12,314	$25,115	$33,028
Earnings (loss) per share:
Continuing operations	$0.28	$0.39	$0.82	$1.05
Discontinued operations	$—	$0.01	$(0.01)	$0.03
Basic weighted average shares outstanding	30,960,370	30,539,376	30,960,370	30,539,376

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

Unaudited CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

						Retained
	Preferred Stock		Common Stock		Additional Paid-	Earnings	Non-controlling
(in thousands, except share data)	Shares	Par Value	Shares	Par Value	In Capital	(Deficit)	Interests	Total
Balance at January 1, 2016	125	$125	30,804,029	$308	$446,787	$(5,899)	$38,892	$480,213
Dividend declared on preferred stock	—	—	—	—	—	(8)	—	(8)
Dividend declared on common stock ($0.38 per share)	—	—	—	—	—	(23,484)	—	(23,484)
Dividend reinvestment in common stock	—	—	123,791	1	1,806	—	—	1,807
Dividend declared on operating partnership units	—	—	—	—	—	—	(2,072)	(2,072)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	359	359
Incentive shares issued	—	—	32,550	—	482	—	—	482
Net Income	—	—	—	—	—	25,115	2,217	27,332
Balance at September 30, 2016	125	$125	30,960,370	$309	$449,075	$(4,276)	$39,396	$484,629

						Retained
	Preferred Stock		Common Stock		Additional Paid-	Earnings	Non-controlling
(in thousands, except share data)	Shares	Par Value	Shares	Par Value	In Capital	(Deficit)	Interests	Total
Balance at January 1, 2015	125	$125	29,434,178	$294	$425,979	$(838)	$49,131	$474,691
Offering costs allocated to Additional Paid-In Capital	—	—	—	—	(110)	—	(11)	(121)
Dividend declared on common stock ($0.32 per share)	—	—	—	—	—	(19,435)	—	(19,435)
Dividend reinvestment in common stock	—	—	236,796	2	3,502	—	—	3,504
Dividend declared on operating partnership units	—	—	—	—	—	—	(1,632)	(1,632)
Dividend reinvestment in operating partnership units	—	—	—	—	—	—	1,152	1,152
Conversion of Operating Partnership units into REIT shares	—	—	868,402	9	12,599	—	(12,608)	—
Net Income	—	—	—	—	—	33,028	2,871	35,899
Balance at September 30, 2015	125	$125	30,539,376	$305	$441,970	$12,755	$38,903	$494,058

See Notes To Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

Unaudited CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
(In Thousands)	2016	2015
Cash Flows From Operating Activities:
Net income	$27,332	$35,899
Less: Net loss from discontinuing operations	(351)	1,057
Net income from continuing operations	27,683	34,842
Adjustments to reconcile net income to net cash provided
(used in) operating activities:
Accretion of discount on loans, held-for-investment	(22,260)	(39,727)
Amortization of premium on loans, held-for-investment	1,545	716
Accretion of discount on mortgage backed securities, at fair value	(158)	(25)
Amortization of premium on mortgage backed securities, at fair value	13	81
Amortization and impairment of servicing rights	6,079	6,439
Capitalization of originated mortgage servicing rights	(2,180)	—
Accretion of discount and impairment, net, on liability under participation agreements	(27)	(328)
Accretion of discount on securitized debt obligations of consolidated VIE’s	152	76
Amortization of guaranteed loan financing	10,701	2,635
Amortization of deferred financing costs	4,048	6,837
Provision for loan losses	4,689	15,859
Charge off of real estate acquired in settlement of loans	912	680
Purchase of trading securities, at fair value	—	(3,764)
Increase (decrease) in repair and denial reserve	(1,222)	(5,227)
Purchase of short term investments	(749,805)	(1,000,000)
Proceeds from sale of short term investments	749,995	1,000,000
Proceeds from sale of trading securities	—	398
Net settlement of derivative instruments	(1,428)	(2,510)
Origination of loans, held for sale, at fair value	(200,574)	—
Proceeds from disposition and principal payments of loans, held for sale, at fair value	192,854	—
Realized (gains)/losses	(3,720)	(2,368)
Unrealized (gains)/losses	(5,800)	(2,855)
Net changes in operating assets and liabilities
Assets of consolidated VIEs, accrued interest	305	(260)
Accrued interest	221	2,889
Assets of consolidated VIEs, due from servicers	2,613	(19,131)
Due from servicers	(685)	(1,046)
Receivable from related parties	2	1,934
Receivable from third parties	801	(7)
Other assets	(7,717)	(4,321)
Liability under subservicing agreements	(1,251)	(158)
Accrued salaries, wages and commissions	(1,564)	(768)
Payable to related parties	769	402
Accounts payable and other accrued liabilities	8,570	4,464
Net cash provided by (used in) operating activities	13,561	(4,243)
Net cash (used in) provided by operating activities of discontinued operations	(3,190)	290
Cash Flow From Investing Activities:
Origination of loans, held at fair value	(88,272)	(268,067)
Purchase of loans, held-for-investment	(89,011)	(119,836)
Origination of loans, held-for-investment	(126,932)	(27,672)
Purchase of mortgage backed securities, at fair value	(17,388)	(62,666)
Payment of liability under participation agreements	(1,155)	(2,334)
Proceeds from disposition and principal payment of loans, held at fair value	1,434	85,942
Proceeds from disposition and principal payment of loans, held-for-investment	328,572	268,650
Proceeds from sale and principal payment of mortgage backed securities, at fair value	197,147	14,837
Proceeds from sale of real estate	4,724	4,998
Proceeds from liabilities under participation agreements	—	140
Proceeds from sale of intangible assets	—	2,500
(Increase)/decrease in restricted cash	(720)	(11,244)
Net cash provided by (used in) investing activities	208,399	(114,752)
Net cash provided by (used in) investing activities of discontinued operations	—	(1,060)

	Nine Months Ended September 30,
(In Thousands)	2016	2015
Cash Flows From Financing Activities:
Proceeds from borrowings under credit facilities	102,222	17,933
Proceeds from issuance of securitized debt obligations of consolidated VIEs	—	217,787
Proceeds from borrowings under repurchase agreements	4,092,266	7,579,603
Proceeds from promissory note payable	9,164	—
Payment of borrowings under credit facilities	(49,528)	(112,150)
Payments of securitized debt obligations of consolidated VIEs	(88,966)	(35,593)
Payment of borrowings under repurchase agreements	(4,154,630)	(7,438,371)
Payment of guaranteed loan financing	(94,471)	(56,257)
Payment of promissory note payable	(124)	—
Payment of deferred financing costs	(1,050)	(4,279)
Dividend payments on preferred stock	(8)	—
Dividend payments on common stock	(36,756)	(26,256)
Payment of offering costs	—	(121)
Net cash provided by (used in) financing activities	(221,881)	142,296
Net increase (decrease) in cash and cash equivalents	(3,111)	22,531
Cash and cash equivalents at beginning of period	41,569	56,740
Cash and cash equivalents at end of period	$38,458	$79,271

Supplemental disclosure of operating cash flow
Cash paid for interest	$38,667	$4,298
Cash paid for taxes	$5,918	$665

Supplemental disclosure of non-cash investing activities
Loans and borrowings brought on books as a result of the ReadyCap Lending Small Business Trust 2015-1 securitization	$—	$474,198
Supplemental disclosure of non-cash financing activities
Dividend reinvestment in common stock	$1,807	$3,504
Dividend reinvestment in operating partnership units	$359	$1,152

See Notes to Unaudited Consolidated Financial Statements

SUTHERLAND ASSET MANAGEMENT CORPORATION

NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1 – Organization

Sutherland Asset Management Corporation (the “Company” or “Sutherland” and together with its subsidiaries “we,” “us” and “our”) is a Maryland corporation formed on November 4, 2013. The Company is externally managed and advised by Waterfall Asset Management, LLC (“Waterfall” or the “Manager”), an investment advisor registered with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended (the “Advisors Act”).

Sutherland Partners, LP (the “Operating Partnership”) holds substantially all of our assets and conducts substantially all of our business.  As of September 30, 2016 and December 31, 2015, the Company owned approximately 91.9% of the operating partnership units (“OP units”) of the Operating Partnership.  The Company, as sole general partner of the Operating Partnership, has responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership.  Therefore, the Company consolidates the Operating Partnership.

The Company, together with its consolidated subsidiaries and variable interest entities (“VIEs”), is a specialty finance company which acquires, originates, manages, services and finances small balance commercial (“SBC”) loans, Small Business Administration (“SBA”) loans and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments.

SBC loans represent a special category of commercial loans, sharing both commercial and residential loan characteristics.  SBC loans are generally secured by first mortgages on commercial properties, but because SBC loans are also often accompanied by collateralization of personal assets and subordinate lien positions, aspects of residential mortgage credit analysis are utilized in the underwriting process.

The Company operates in three reportable segments: investment activities, new SBC loan originations, and SBA loan origination and servicing.

The investment activities segment represents the Company’s investments in SBC loans, real estate acquired in settlement of loans (“REO”), MBS and equity securities traded on public exchanges. Management seeks to maximize the value of the SBC loans acquired by the Company through proprietary loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many nonperforming loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The SBC loan originations segment is operated through a wholly-owned subsidiary, ReadyCap Commercial, LLC, a wholly owned subsidiary of ReadyCap Holdings, LLC (collectively, “ReadyCap”).  ReadyCap originates SBC loans through multiple loan origination channels.  These loans may be financed though borrowings under credit facilities, borrowings under repurchase agreements and securitization transactions.

The SBA loan origination and servicing segment is operated through ReadyCap Lending, LLC (“Lending”), a wholly owned subsidiary of ReadyCap Holdings, LLC. Lending acquires, originates and services loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company and has been granted Preferred Lender Status by the SBA.

The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with its first taxable year ended December 31, 2013. To maintain its tax status as a REIT, the Company distributes at least 90% of its taxable income in the form of qualifying distributions to shareholders.

In the fourth quarter of 2015, the Company determined “Silverthread”, a brokerage subsidiary, was classified as held-for-sale due to management’s intent to sell the business, and the Company has included Silverthread in discontinued operations.  The economic cut off of the Silverthread sale was February 28, 2016 and the closing occurred in May of 2016.

Note 2 – Basis of Presentation

The unaudited consolidated financial statements presented herein are as of September 30, 2016 and December 31, 2015 and for three and nine months ended September 30, 2016 and 2015.  These unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”)—as prescribed by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

The accompanying unaudited consolidated financial statements do not include all information and footnotes required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. These interim unaudited consolidated financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2015 disclosed within the most recent filed Form S-4/A.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of normal recurring adjustments necessary for a fair statement of the results for the interim periods presented. Such operating results may not be indicative of the expected results for any other interim periods or the entire year.

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The accompanying consolidated financial statements of the Company include the accounts and results of operations of the Operating Partnership and other consolidated subsidiaries and VIEs in which we are the primary beneficiary. The consolidated financial statements are prepared in accordance with ASC 810, Consolidations. Intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts reported for the prior periods in the accompanying consolidated financial statements have been reclassified in order to conform to the current period’s presentation. The historical results of Silverthread been reflected in the accompanying consolidated statements of income for three and nine months ended September 30, 2016 and 2015 as discontinued operations and financial information related to discontinued operations has been excluded from the notes to these financial statements for all periods presented.

Cash and Cash Equivalents

The Company has accounted for cash and cash equivalents in accordance with ASC 305, Cash and Cash Equivalents. The Company defines cash and cash equivalents as cash, demand deposits, and short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. We deposit our cash with institutions which we believe to have highly valuable and defensible business franchises, strong financial fundamentals and predictable and stable operating environments. As of September 30, 2016 and December 31, 2015, the Company had $0.6 million and $0.6 million, respectively, in money market mutual funds. The investment in money market mutual funds is categorized as a Level 1 input of the fair value hierarchy.

At September 30, 2016 and December 31, 2015, substantially all of the Company’s cash and cash equivalents not held in money market funds were comprised of cash balances with banks that are in excess of the Federal Deposit Insurance Corporation insurance limits.

Restricted Cash

Restricted cash represents cash held by the Company’s counterparties as collateral against its derivatives, borrowings under repurchase agreements, borrowings under credit facilities as well as cash held for remittance on loans serviced for third parties. Restricted cash is not available for general corporate purposes, but may be applied against amounts due to counterparties under existing swaps and repurchase agreement borrowings, or returned to the Company when the collateral requirements are exceeded or at the maturity of the swap or repurchase agreement. Restricted cash is returned to the Company when our collateral requirements are exceeded or at the maturity or termination of the derivative, borrowings under repurchase agreements and borrowings under credit facilities.

Trading securities, at fair value

The Company may own securities traded on major U.S. Exchanges. Investments are valued at the closing exchange price at month end.

Short term investments

The Company accounts for short term investments under ASC 320, Investments-Debt and Equity Securities. Short term investments consist of U.S. Treasury Bills with original maturities of less than a year but greater than three months. The Company holds short term investments at fair value. Interest received and accrued as well as the accretion of purchase discount in connection with short term investments is recorded as interest income on the consolidated statements of income. Changes in the fair value of short term investments are recorded as unrealized gain (loss) on the consolidated statements of income.

Loans, held for sale, at fair value

Loans, held for sale, at fair value are loans originated by ReadyCap that are expected to be sold to third parties in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on the consolidated statements of income.

Loans, held at fair value

Loans, held at fair value are loans originated by ReadyCap. The Company has elected the fair value option because of the intent to transfer to securitizations in the near term. Interest is recognized as interest income on the consolidated statements of income when earned and deemed collectible. Changes in fair value are recurring and are reported as unrealized gain (loss) on the consolidated statements of income.

The Company transfers loans held at fair value to loans, held-for-investment on the date of securitization, and such loans are included as Loans, held-for-investment on the consolidated balance sheet.  The securitized loans remain on the Company’s balance sheet because the securitization vehicles are consolidated under ASC 810.  These loans are accounted for under ASC 310-10 and are referred to as "Non-credit Impaired Loans".

Loans, held-for-investment

Loans, held-for-investment are loans acquired from third parties, loans originated by ReadyCap that we do not intend to securitize or sell,  or securitized loans that were previously originated at ReadyCap.  Acquired loans are recorded at cost at the time they are acquired and any related allowance for loan losses is not carried over at the acquisition date. These acquired loans are segmented into two groups at time of purchase, loans with evidence of credit deterioration, and loans without evidence of credit deterioration. Acquired loans without evidence of credit deterioration and loans originated by ReadyCap that we do not intend to securitize are accounted for under ASC 310-10, Receivables- Overall, and are referred to as "Non-credit Impaired Loans". Acquired loans with evidence of credit deterioration where the Company estimates that it will not receive all contractual payments are accounted for as purchased credit impaired loans in accordance with ASC 310-30, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”) and are referred to as "Credit Impaired Loans".

Non-credit Impaired Loans

Loans purchased where the Company determines that there is no evidence of credit deterioration and that it is probable that all contractual loan payments are collectable are accounted for under ASC 310-10. The Company uses the interest method to recognize, as a level-yield adjustment, the difference between the initial recorded investment in the loan and the principal amount of the loan. The calculation of the constant effective yield necessary to apply the interest method uses the payment terms required by the loan contract, and prepayments of principal are not anticipated to shorten the loan term.

For Non-credit Impaired Loans, revenue recognition is suspended when any loans are placed on nonaccrual status. Generally, all classes of loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Credit Impaired Loans

Loans purchased at a discount due to deteriorated credit quality at the time of purchase are accounted for under ASC 310-30. These loans are accounted for under ASC 310-30 if both of the following conditions are met as of the acquisition date: (i) there is evidence of deterioration in credit quality of the loan since its inception and (ii) it is probable that we will not collect all contractual cash flows on the loan.

The estimated cash flows expected for each loan is estimated at the time the loan is acquired. The excess of the cash flows expected to be collected on Credit Impaired Loans, measured as of the acquisition date, over the initial investment is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan using a level yield method of accretion. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the non-accretable difference and is not accreted over time.

The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that discounted expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan loss and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected discounted cash flows have increased, or improved, in subsequent evaluations, the increase in cash flows is first used to reverse the amount of any related allowance for loan losses before the yield is adjusted.  Additionally the Company will increase the accretable yield to account for the significant increase in expected cash flows.

The estimate of the amount and timing of cash flows for our Credit Impaired Loans is based on historical information available and expected future performance of the loans, and may include the timing of expected future cash flows, prepayment speed, default rates, loss severities, delinquency rates, percentage of non-performing loans, extent of credit support available, Fair Isaac Corporation (“FICO”) scores at loan origination, year of origination, loan-to-value ratios, geographic concentrations, as well as reports by credit rating agencies, such as Moody's, Standard & Poor's Corporation (“S&P”), or Fitch, general market assessments and dialogue with market participants.  As a result, substantial judgment is used in the analysis to determine the expected cash flows.

The determination of whether an allowance for loan loss is necessary if there is a decrease in cash flows based on consideration of factual information available at the time of assessment as well as management’s estimates of the future performance and projected amount and timing of cash flows expected to be collected on the loan.

Allowance for loan losses

The allowance for loan losses is intended to provide for credit losses inherent in the loans, held-for-investment portfolio and is reviewed quarterly for adequacy considering credit quality indicators, including probable and historical losses, collateral values, loan-to-value ratio and economic conditions. The reserve is increased through provisions for loan losses charged to earnings and reduced by charge-offs, net of recoveries.

For Non-credit Impaired Loans, we determine the allowance for loan losses by measuring credit impairment on (1) an individual basis for nonaccrual status loans, and (2) on a collective basis for all other loans since they have similar risk characteristics. The allowance of loan losses on an individual basis is assessed when a loan is on nonaccrual and the recoverability of the loan is less than its carrying value.  The Company considers the loans to be collateral dependent and relies on the current fair value of the collateral as the basis for determining impairment.  Loans that are not assessed individually for impairment are assessed on a collective basis, and the calculation of the allowance for loan losses considers our probability of default, based on a default curve and time since origination, as well as the underlying loan to value of the non-credit impaired assets.

For Credit Impaired Loans, we determine the allowance for loan losses based on a discounted cash flow model.  Credit Impaired Loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected measured at acquisition date. The Company estimates expected cash flows to be collected over the life of Credit Impaired Loans on a quarterly basis. If the Company determines that expected cash flows have decreased, the Credit Impaired Loans would be considered further impaired which would result in a provision for loan losses and a corresponding increase in valuation allowance included in the allowance for loan losses. However, if expected cash flows have increased in subsequent evaluations, the Company will reduce any remaining allowance for loan loss.  If an allowance for loan loss does not exist, the accretable yield will increase to the extent the yield of the reprojected cash flows is greater than the existing yield.

While we have a formal methodology to determine the adequate and appropriate level of the allowance for loan losses, estimates of inherent loan losses involve judgment and assumptions as to various factors, including current economic conditions.  Our determination of adequacy of the allowance for loan losses is based on quarterly evaluations of the above factors.  Accordingly, the provision for loan losses will vary from period to period based on management's ongoing assessment of the adequacy of the allowance for loan losses.

Non-accrual loans

Non-accrual loans are the loans for which we are not accruing or accreting interest income. Non-accrual loans include non-credit impaired loans when principal or interest has been delinquent for 90 days or when it is determined that full collection of contractual cash flows is not probable. Additionally, credit impaired loans for which the Company is unable to reasonably estimate the timing and amount of expected cash flows are considered to be non-accrual loans. Income on credit impaired loans is recognized as described above under—Loans, held for investment—Credit Impaired Loans.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to the borrower’s financial difficulties, we grant concessions for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loans are classified as a troubled debt restructuring (“TDR”). These modified terms may include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to at fair value, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected.

Impaired loans

The Company considers a loan to be impaired when the Company does not expect to collect all the contractual interest and principal payments as scheduled in the loan agreements.

Mortgage backed securities, at fair value

The Company accounts for MBS, at fair value under ASC 320, Investments-Debt and Equity Securities. Our MBS portfolio is comprised of asset backed securities collateralized by interest in or obligations backed by pools of SBC loans.

Purchase and sales of MBS are recorded on the trade date. Our MBS securities pledged as collateral against borrowings under repurchase agreements are included in mortgage backed securities, at fair value on our consolidated balance sheets.

MBS are recorded at fair value as determined by market prices provided independent broker dealers or other independent valuation servicer provider. The fair values assigned to these investments are based upon available information and may not reflect amounts that may be realized. We generally intend to hold our investment in MBS to generate interest income; however, we have and may continue to sell certain of our investment securities as part of the overall management of our assets and liabilities and operating our business.

Real estate acquired in settlement of loans

Real estate acquired in settlement of loans is accounted for under ASC 360, Property, Plant and Equipment (“ASC 360”).  The Company acquires substantially all its real estate through the foreclosure of mortgage loans that have become delinquent with limited other recourse. The Company’s intentions are to sell the real estate within a short holding period. Real estate is recorded at fair value at the time the Company receives title and is subsequently held at the lower of its carrying amount or fair value less closing costs. Each investment in real estate property is tested for impairment on a quarterly basis.

Derivative instruments, at fair value

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we utilize derivative financial instruments, currently comprised of credit default swaps and interest rate swaps, as part of our risk management. The Company accounts for derivative instruments under ASC 815, Derivatives and Hedges.

All derivatives are reported as either assets or liabilities on the consolidated balance sheets at estimated fair value.  The Company has not elected hedge accounting for these derivative instruments and, as a result, changes in the fair value for these derivatives are recorded in earnings. The fair value adjustments, along with the related interest income or interest expense, are reported as gain/(loss) on derivative instruments, at fair value.

Although permitted under certain circumstances, the Company does not offset cash collateral receivable or payables against our net derivative positions.  As of September 30, 2016 and December 31, 2015, the cash collateral receivable held for derivative instruments is $7.7 million and $5.3 million, respectively, and is included in restricted cash on the consolidated balance sheets.

Servicing rights

Servicing rights are accounted for under ASC 860, Transfers and Servicing. Servicing rights are initially recorded at fair value and subsequently carried at amortized cost. We capitalize the value expected to be realized from performing specified servicing activities for others.  Such value reflects the estimated fair value of the expected net cash flows associated with the servicing of the loan. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. Servicing rights are amortized in proportion to and over the period of estimated servicing income, and is tested for potential impairment quarterly.

For purposes of testing our servicing rights for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable. If so, we then compare the net present value of servicing cash flow with its carrying value. The estimated net present value of servicing cash flows of the intangibles is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan prepayment rates, delinquency rates and anticipated maturity defaults. If the carrying value of the servicing rights exceeds the net present value of servicing cash flows, the servicing rights are considered impaired and an impairment loss is recognized in earnings for the amount by which carrying value exceeds the net present value of servicing cash flows.

We leverage all available relevant market data to determine the fair value of our recognized servicing assets. Since quoted market prices for servicing rights are not readily available, we estimate the fair value of servicing rights by determining the present value of future expected servicing cash flows using modeling techniques that incorporate management's best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates or obtained from third party industry data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the servicing rights, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our servicing rights by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

Intangible assets

Intangible assets are accounted for under ASC 350, Intangibles-Goodwill and Other. As of September 30, 2016, the Company’s identifiable intangible assets include SBA license for our Lending operations. The Company determined that its intangible assets have indefinite lives. The Company initially records its intangible assets at cost and subsequently tests for impairment on a quarterly basis.

Deferred financing costs

Costs incurred in connection with our borrowings under credit facilities are accounted for under ASC 340, Other Assets and Deferred Costs. Deferred costs are capitalized and amortized using the effective interest method over the respective financing term with such amortization reflected on our consolidated statements of income as a component of interest expense. Our deferred financing costs may include legal, accounting and other related fees. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity.

Due from Servicers

The loan servicing activities of the Company’s investing and ReadyCap reportable segments are performed primarily by third party servicers. SBA loans held at ReadyCap Lending are internally serviced. At September 30, 2016 and December 31, 2015, the Company’s servicers hold substantially all of the cash owned by the Company related to loan servicing activities. These amounts include principal and interest payments made by borrowers, net of advances and servicing fees. Cash is generally received within thirty days of recording the receivable. At September 30, 2016 and December 31, 2015, the due from servicers balance in the amount of $18.4 million and $20.3 million, respectively, represent funds received by loan servicers from loan activities that have not yet been paid to the Company.

The Company is subject to credit risk to the extent any servicer with whom the Company conducts business is unable to deliver cash balances or process loan-related transactions on the Company’s behalf. The Company monitors the financial condition of the servicers with whom the Company conducts business and believes the likelihood of loss under the aforementioned circumstances is remote.

Borrowings under credit facilities

The Company accounts for borrowings under credit facilities under ASC 470, Debt. The Company partially finances its loans, held-for-investment, and loans, held-for-sale, through credit agreements with various counterparties. These borrowings are collateralized by loans, held-for-investment, and loans, held-for-sale, and have maturity dates within two years from the consolidated balance sheet date. If the fair value (as determined by the applicable counterparty) of the collateral securing these borrowings decreases, we may be subject to margin calls during the period the borrowings are outstanding. In instances where we do not satisfy the margin calls within the required time frame, the counterparty may retain the collateral and pursue collection of any outstanding debt amount from us. Interest paid and accrued in connection with credit facilities is recorded as interest expense on the consolidated statements of income.

Promissory note payable

The Company accounts for promisorry notes payable under ASC 470, Debt. Pursuant to the adoption of ASU 2015-03, the Company’s promissory note payable is presented net of debt issuance costs.The Company partially finances its loans, held-for-investment through promissory notes with various counterparties. These notes are collateralized by loans, held-for-investment and have maturity dates within five years from the consolidated balance sheet date. Interest paid and accrued in connection with promissory notes is recorded as interest expense on the consolidated statements of income.

Securitized debt obligations of consolidated VIEs

Since 2011, we have engaged in seven securitization transactions which the Company accounts for under ASC 810. The Company is required to consolidate, as a VIE, the special purpose entity (“SPE”)/trust that was created to facilitate the transaction and to which the underlying loans in connection with the securitization were transferred. The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations of consolidated VIEs on the consolidated balance sheets.

Debt issuance costs related to securitizations are presented as a direct deduction from the carrying value of the related debt liability.  These costs are amortized using the effective interest method.  Amortization of debt issuance costs is amortized using the effective interest method and is included in interest expense from securitized debt obligations on the financial statements.

Borrowing under repurchase agreements

Borrowings under repurchase agreements are accounted for under ASC 860, Transfers and Servicing. Investment securities financed under repurchase agreements are treated as collateralized borrowings, unless they meet sale treatment or are deemed to be linked transactions. Through September 30, 2016,  none of our repurchase agreements had been accounted for as components of linked transactions. All securities financed through a repurchase agreement have remained on our consolidated balance sheets as an asset and cash received from the lender was recorded on our consolidated balance sheets as a liability. Interest paid and accrued in connection with our repurchase agreements is recorded as interest expense on the consolidated statements of income.

Guaranteed loan financing

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the consolidated balance sheets and the portion sold is recorded as guaranteed loan financing in the liabilities section of the consolidated balance sheets. For these partial loan sales, the interest earned on the entire loan balance is recorded as interest income and the interest earned by the buyer in the partial loan sale is recorded within interest expense in the accompanying consolidated statements of income.

Repair and denial reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans. We may be responsible for the guaranteed portion of SBA loans if there are lien and collateral issues, unauthorized use of proceeds, liquidation deficiencies, undocumented servicing actions or denial of SBA eligibility. This reserve is calculated using an estimated frequency of a repair and denial event upon default, as well as an estimate of the severity of the repair and denial as a percentage of the guaranteed balance.

Liability under participation agreements

The Company has entered into participation agreements with loan sub‑servicers ("Participant Holders") entitling the Participant Holders to an economic interest in a defined population of loans, held-for-investment ("participating assets")

based on the amount of co‑investment made by Participant Holders. Waterfall Asset Management, LLC (the “Manager”) believes the participation agreements align the economic interests of the Company with the Participant Holders servicing the loans.  The Company’s obligation resulting from the Participant Holders' economic interest in the participating assets, and any corresponding unremitted cash flows arising from principal and interest payments related to the participating assets, are recorded under accounts payable and other accrued liabilities in the consolidated balance sheets.  The liability under participation agreements on the consolidated balance sheets is recorded at the Participant Holders’ portion of the carrying value of the participating assets.

Liability under subservicing agreements

The Manager has entered into subservicing agreements with various loan servicers.  The subservicing agreements include provisions which entitle the loan servicer to an incentive fee depending on the performance of the loan portfolio.  The incentive fee is generally paid at the time the last loan liquidates within a given portfolio.  The expected incentive fee expense to be paid to the loan servicer is included under loan servicing expense in the consolidated statements of income and the related liability is recorded under liability under subservicing agreements on the consolidated balance sheets.

Variable Interest Entities

VIEs are defined as entities in which equity investors (i) do not control the entity, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as its primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE. For VIEs that do not have substantial on-going activities, the power to direct the activities that most significantly impact the VIE’s economic performance may be determined by an entity’s involvement with the design of the VIE.

The Company is required to re-evaluate whether to consolidate a VIE each reporting period, based upon the facts and circumstances pertaining to the VIE during such period.  The Company consolidates a VIE when it is determined to be the primary beneficiary of such VIE.

The Company uses special purpose entities to securitize financial assets.  Securitization involves transferring assets to an SPE, or securitization trust, to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Since 2011, we have engaged in seven securitization transactions.  As discussed in Note 22, we have concluded that the Company was the primary beneficiary in each of these transactions and the securitization trusts are VIEs which are consolidated.

Non-controlling Interests

Non-controlling interest presented on the consolidated balance sheets and the consolidated statements of income represent direct investment in the Operating Partnership by Sutherland OP Holdings I, Ltd. Sutherland OP Holdings II, Ltd., and third parties.

Fair Value Option

The guidance in FASB ASC Topic 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

We have elected the fair value option for loans held-for-sale originated by ReadyCap as well as loans originated by ReadyCap that the Company intends to securitize. The fair value elections for loans, held at fair value originated by ReadyCap were made due to the short-term nature of these instruments.

Earnings per Share

Basic earnings per share is computed using the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends, such as our Operating Partnership units to arrive at total common dividends based on their respective weighted-average shares outstanding for the period. The Company’s basic and diluted earnings per share are the same, as there were no dilutive securities outstanding for any of the periods presented.

Income Taxes

GAAP establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We assess the recoverability of deferred tax assets through evaluation of carryback availability, projected taxable income and other factors as applicable. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns as well as the recoverability of amounts we record, including deferred tax assets.

We provide for exposure in connection with uncertain tax positions which requires significant judgment by management including determination, based on the weight of the tax law and available evidence, that it is more-likely-than-not that a tax result will be realized. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense on our consolidated statements of income. As of September 30, 2016 and December 31, 2015, we accrued no taxes, interest or penalties related to uncertain tax positions.  In addition, we do not anticipate a change in this position in the next 12 months.

Offering Costs

Direct costs of obtaining capital through issuance of stock are deducted from the related proceeds and the net amount of the offering is recorded as contributed stockholders’ equity. Direct costs may include but are not limited to accounting fees, legal fees, underwriting fees and other professional fees.

Revenue Recognition

Revenue is accounted for under ASC 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income

Interest income on non-credit impaired loans, held-for-investment, loans, held at fair value, loans, held for sale, at fair value, and MBS, at fair value is accrued based on the outstanding principal amount and contractual terms of the instrument. Discounts or premiums associated with the loans and investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, we review and, if appropriate, make adjustments to the accrual status of the asset.  If the asset has been delinquent for the previous 90 days, the asset status will turn to non-accrual, and accrued revenue recognition will be suspended until the asset resumes contractual payments for three consecutive months.

For credit impaired loans, we do not expect to collect all amounts contractually due at the time we acquired the loans. Accordingly, we expect that a portion of the purchase discount will not be recognized as interest income, and is instead viewed as a non-accretable yield. The accretable yield, or the portion of the purchase discount that we believe will be recovered, is recorded as interest income on a level-yield basis over the life of the loan.  The amounts considered as accretable and non-accretable yields may change over time based on the actual performance of these loans, their underlying collateral, actual and projected cash flows from such collateral, economic conditions and other factors. If the performance of a credit deteriorated loan is more favorable than forecasted, we will generally accrete more credit discount into interest income than initially or previously expected.

Realized Gains (Losses)

Upon the sale or disposition (not including the prepayment of outstanding principal balance) of loans or securities, the excess (or deficiency) of net proceeds over the net carrying value or cost basis of such loans or securities is recognized as a realized gain/loss. Outstanding interest balances for payments in full are reported in interest income on loans, held-for-investment.

Derivative Instruments

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We regularly enter into derivative contracts that are intended to economically hedge certain of our risks, even though the transactions may not qualify for, or we may not elect to pursue, hedge accounting. In such cases, changes in the fair value of the derivatives are recorded in earnings.

Origination Income and Expense

Origination income represents fees received for origination of either loans, held at fair value, loans, held for sale, at fair value, or loans, held-for-investment.  For loans held, at fair value, and loans, held for sale, at fair value, pursuant to ASC 825, the Company reports origination fee income as revenue and fees charged and costs incurred as expenses.  These fees and costs are excluded from the fair value.  For originated loans, held-for-investment, under ASC 310-10, the Company defers these origination fees and costs at origination and amortizes them under the effective interest method over the life of the loan. Origination fees and expenses for loans, held at fair value and loans, held for sale, at fair value, are presented in the consolidated statements of income in other income and operating expenses. The amortization of net origination fees and expenses for loans, held-for-investment are presented in the consolidated statements of income in interest income.

Note 4 – Recently Issued Accounting Pronouncements

In April 2014, the FASB issued guidance updating the criteria for reporting the disposal of a component of an entity as a discontinued operation. This guidance was effective for reporting periods beginning on or after December 15, 2014 with early adoption permitted only for disposals that have not been reported in financial statements previously issued or available for issuance. We have adopted the guidance beginning with the year beginning January 1, 2015.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard clarifies the required factors that an entity must consider when recognizing revenue and also requires additional disclosures. ASU 2014-09, as amended by ASU 2015-14, ASU 2016-08, ASU 2016-10, and ASU 2016-12, is effective for annual reporting periods beginning after December 15, 2017. Early adoption is permitted for annual reporting periods beginning after December 15, 2016. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is evaluating the impact this ASU will have on the Company's unaudited consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12,  Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We have currently have no share-based payments, and accordingly, the adoption of ASU 2014-12 did not have a material impact on our unaudited consolidated financial statements for the periods reported.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2014-15.

In August 2014, the FASB issued ASU No. 2014-13, Consolidation (Topic 810) — Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (CFE) (“ASU 2014-13”). ASU No. 2014-13 provides an alternative to reflect changes in the fair value of the financial assets and the financial liabilities of the CFE by measuring either the fair value of the assets or liabilities, whichever is more observable. ASU No. 2014-13 provides additional disclosure requirements for those electing this approach, and is effective for interim and annual periods beginning after December 15, 2015. The Company has adopted ASU 2014-13 beginning with the year beginning January 1, 2016 and applied retrospectively for prior periods presented.  The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In February 2015 the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”). The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: 1. Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; 2. Eliminate the presumption that a general partner should consolidate a limited partnership; 3. Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and 4. Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach, or retrospectively. The Company has adopted ASU 2015-02 beginning with the year beginning January 1, 2016 and applied retrospectively for prior periods presented.  The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In April 2015 the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”),  which requires that debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability, rather than deferring the charges as an asset.  This aligns the presentation of debt issuance costs and debt discounts in the balance sheet.  ASU No. 2015-03 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, and will be applied retrospectively to each prior period presented.  Early adoption is permitted.  The Company has adopted ASU 2015-03 for year-end December 31, 2015 and applied its provisions retrospectively.  The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In September 2015, FASB issued ASU no. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”).  The amendments in this update require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined.  The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the account had been completed at the acquisition date.   The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date.  This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted ASU 2015-16 beginning with the year beginning January 1, 2016  and applied its provisions retrospectively.  The adoption of this standard did not have a material impact on our unaudited consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the use of an “expected loss” credit model for estimating future credit losses of certain financial instruments instead of the “incurred loss” credit model that existing GAAP currently requires.  The “expected loss” model requires the consideration of possible credit losses over the life of an instrument compared to only estimating credit losses upon the occurrence of a discrete loss event in accordance with the current “incurred loss” methodology.  ASU 2016-13 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2019. Early adoption is permitted for periods beginning after December 15, 2018. The Company is evaluating the impact ASU 2016-13 will have on the Company's unaudited consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides guidance on the disclosure and classification of certain items within the statement of cash flows, including beneficial interests obtained in a securitization of financial assets, debt prepayment or extinguishment costs, and distributions received from equity-method investees. ASU 2016-15 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and is required to be applied retrospectively to all periods presented beginning in the year of adoption. Early adoption is permitted. The Company is evaluating the impact ASU 2016-15 will have on the Company’s unaudited statement of cash flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) – Intra-Entity Transfers of Assets Other Than Inventory (“ASC 2016-16”), which requires that an entity recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of the transfer instead of deferring the tax consequences until the asset has been sold to an outside party, as current GAAP requires. The ASU is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted in any interim or annual period. The Company is evaluating the impact ASU 2016-16 will have on the Company's unaudited consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810) – Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”). ASU 2016-17 requires, when assessing which party is the primary beneficiary in a VIE, the decision maker considers interests held by entities under common control on a proportionate basis instead of treating those interests as if they were that of the decision maker itself, as current GAAP requires.  The ASU is effective for annual periods, and interim periods therein, beginning after December 15, 2016. Early application is permitted in any interim or annual period. The Company is evaluating the impact ASU 2016-17 will have on the Company's unaudited consolidated financial statements.

Note 5 – Fair Value Measurements

The Company adopted the provisions of ASC 820 Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Company has elected the fair value option for $256.9 million and $155.1 million of commercial mortgage loans as of September 30, 2016 and December 31, 2015, respectively.

The following table presents the Company’s financial instruments carried at fair value on a recurring basis as of September 30, 2016:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$631	$—	$—	$631
Short term investments	249,997	—	—	249,997
Loans, held for sale, at fair value	—	—	23,314	23,314
Loans, held at fair value	—	—	233,618	233,618
Mortgage backed securities, at fair value	—	—	34,812	34,812
Derivative instruments, at fair value	—	363	—	363
Total assets	$250,628	$363	$291,744	$542,735

Liabilities:
Derivative instruments, at fair value	$—	$3,415	$—	$3,415
Total liabilities	$—	$3,415	$—	$3,415

The following table presents the Company’s financial instruments carried at fair value on a recurring basis as of December 31, 2015:

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash held in money market funds	$631	$—	$—	$631
Short term investments	249,989	—	—	249,989
Loans, held at fair value	—	—	155,134	155,134
Mortgage backed securities, at fair value	—	—	213,504	213,504
Derivative instruments, at fair value	—	723	—	723
Total assets	$250,620	$723	$368,638	$619,981

Liabilities:
Derivative instruments, at fair value	$—	$1,499	$—	$1,499
Total liabilities	$—	$1,499	$—	$1,499

The following table presents a summary of changes in the fair value of loans, held at fair value and loans, held for sale, at fair value classified as Level 3:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Beginning Balance	$212,920	$322,642	$155,134	$170,014
Realized gains, net	853	1,131	3,648	1,354
Unrealized gains, net	1,969	3,913	3,592	7,257
Originations	100,041	97,238	288,846	268,067
Sales	(41,422)	(62,859)	(171,516)	(79,120)
Principal payments	(17,429)	(1,315)	(22,772)	(6,822)
Ending Balance	$256,932	$360,750	$256,932	$360,750

For loans, held at fair value and loans held for sale, at fair value, held at September 30, 2016 and December 31, 2015, the total change in unrealized gain excluding liquidations for the period is $4.1 million and $3.0 million, respectively.

The following table presents a summary of changes in the fair value of MBS, at fair value classified as Level 3:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Beginning Balance	$27,013	$208,325	$213,504	$158,422
Accreted discount (amortized premium), net	64	(21)	145	(56)
Realized losses (gains)	157	(3)	(3,396)	(421)
Unrealized losses (gains)	664	(1,301)	4,318	(782)
Purchases	8,844	621	17,388	62,666
Sales / Principal Payments	(1,930)	(2,629)	(197,147)	(14,837)
Total mortgage backed securities, at fair value	$34,812	$204,992	$34,812	$204,992

For MBS, at fair value held at September 30, 2016 and December 31, 2015, the total change in unrealized gain (loss) for the period is $0.6 million and ($4.5 million), respectively.

The Company’s policy is to recognize transfers in and transfers out as of the beginning of the period of the event or the change in circumstances that caused the transfer. Transfers between Level 2 and Level 3 generally relate to whether there were changes in the significant relevant observable and unobservable inputs that are available for the fair value measurements of such financial instruments. There were no transfers to or from Level 3 for the consolidated balance sheet periods presented. There were no transfers to or from Level 1 or Level 2 for the consolidated balance sheet periods presented.

Valuation Process for Fair Value Measurements

The Company establishes valuation processes and procedures designed so that fair value measurements are appropriate and reliable, that they are based on observable inputs where possible, and that valuation approaches are consistently applied and the assumptions and inputs are reasonable. The Company has also established processes to provide that the valuation methodologies, techniques and approaches for investments that are categorized within Level 3 of the fair value hierarchy are fair, consistent and verifiable. The Company’s processes provide a framework that ensures the oversight of the Company’s fair value methodologies, techniques, validation procedures, and results.

The Company designates a valuation committee (the “Committee”) to oversee the entire valuation process of the Company’s Level 3 investments. The Committee is comprised of various personnel that are responsible for developing the Company’s written valuation policies, processes and procedures, conducting periodic reviews of the valuation policies, and performing validation procedures on the overall fairness and consistent application of the valuation policies and processes and that the assumptions and inputs used in valuation are reasonable.

The validation procedures overseen by the Committee are also intended to provide that the values received from external third-party pricing sources are consistent with the Company’s Valuation Policy and are carried at fair value. To the extent that there are no exchange pricing, vendor marks or broker quotes readily available, the Company may use an internal valuation model or other valuation methodology that may be based on unobservable market inputs to fair value the investment.

The values provided by a third party pricing service are calculated based on key inputs provided by the Company including collateral values, unpaid principal balances, cash flow velocity, contractual status and anticipated disposition timelines. In addition, the Company performs an internal valuation used to assess and review the reasonableness and validity of the fair values provided by a third party. The Company also performs analytical procedures which include automated checks consisting of prior-period variance analysis, comparisons of actual prices to internally calculate expected prices based on observable market changes, analysis of changes in pricing ranges, and relative value and yield comparisons using the Company’s proprietary valuation models.

Upon completion of the review process described above, the Company may provide additional quantitative and qualitative data to the third party pricing service to consider in valuing certain financial assets and liabilities, as applicable. Such data may include deal specific information not included in the data tape provided to the third party, outliers when compared to the unpaid principal balance and collateral value and knowledge of any impending liquidation of an investment. If deemed necessary by the third party and management, the investments are re-valued by the third party to account for the updated information.

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s financial instruments that are categorized within Level 3 of the fair value hierarchy as of September 30, 2016 using third party information without adjustment:

		Predominant			Weighted
		Valuation			Average Price
(In Thousands, except price)	Fair Value	Technique	Type	Price Range	(a)
Loans, held at fair value	$233,618	Single External Source	Discounted Cash Flow	$97.49 – 105.00	$103.43
Loans, held for sale, at fair value	23,314	Single External Source	Discounted Cash Flow	98.28 – 105.00	102.66
Mortgage backed securities, at fair value	32,260	Broker Quotes	Third Party Mark	0.75 – 100.95	74.92
Mortgage backed securities, at fair value	2,552	Transaction Price	Transaction Price	100.75 – 100.75	100.75

(a)Prices are weighted based on the unpaid principal balance of the loans and securities included in the range for each class

The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s financial instruments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2015 using third party information without adjustment:

		Predominant			Weighted
		Valuation			Average Price
(In Thousands, except price)	Fair Value	Technique	Type	Price Range	(a)
Loans, held at fair value	$155,134	Single External Source	Discounted Cash Flow	$98.09 – 105.00	$103.17
Mortgage backed securities, at fair value	210,892	Broker Quotes	Third Party Mark	22.55 – 102.50	100.61
Mortgage backed securities, at fair value	2,612	Transaction Price	Transaction Price	100.00 – 100.00	100.00

(b)Prices are weighted based on the unpaid principal balance of the investments included in the range for each class

Financial instruments not carried at fair value

The following table presents the carrying value and estimated fair value of our financial instruments that are not carried at fair value on the consolidated balance sheets and are classified as Level 3:

	September 30, 2016		December 31, 2015
(In Thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Loans, held-for-investment	$1,467,322	$1,542,057	$1,560,938	$1,651,846
Servicing rights	23,351	24,592	27,250	27,260
Total assets	$1,490,673	$1,566,649	$1,588,188	$1,679,106
Liabilities:
Borrowings under credit facilities	$228,000	$228,000	$175,306	$175,306
Promissory note payable	9,040	9,040	—	—
Securitized debt obligations of consolidated VIEs	374,816	384,261	461,522	455,616
Guaranteed loan financing	415,417	437,250	499,187	524,368
Liabilities under participation agreements	2,803	3,514	3,700	4,285
Borrowings under repurchase agreements	581,773	581,773	644,137	644,137
Total liabilities	$1,611,849	$1,643,838	$1,783,852	$1,803,712

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of September 30, 2016:

		Predominant			Weighted
		Valuation			Average
(In Thousands)	Fair Value	Technique	Type	Price Range	Price (a)
Assets
Loans, held-for-investment	$1,542,057	Single external source	Discounted cash flow	$0.00 – 132.94	$89.65
Servicing rights	24,592	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	228,000	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	384,261	Broker quote	Average broker quote	96.88 – 103.59	100.37
Guaranteed loan financing	437,250	Single external source	Discounted cash flow	95.98 – 111.64	103.55
Liabilities under participation agreements	3,514	Single external source	Discounted cash flow	0.00 – 118.67	77.30
Borrowings under repurchase agreements	581,773	Transaction price	N/A	N/A	N/A

(a)Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

The following table summarizes the valuation techniques used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy, but not held at fair value as of December 31, 2015:

		Predominant			Weighted
		Valuation			Average
(In Thousands)	Fair Value	Technique	Type	Price Range	Price (a)
Assets
Loans, held-for-investment	$1,651,846	Single external source	Discounted cash flow	$0.00 – 231.37	$97.88
Servicing rights	27,260	Single external source	Discounted cash flow	N/A	N/A
Liabilities
Borrowings under credit facilities	175,306	Transaction price	N/A	N/A	N/A
Securitized debt obligations, of consolidated VIEs	455,616	Broker quote	Average broker quote	81.04 – 102.00	98.05
Guaranteed loan financing	524,368	Single external source	Discounted cash flow	96.20 – 111.31	103.35
Liabilities under participation agreements	4,285	Single external source	Discounted cash flow	0.00 – 231.37	80.33
Borrowings under repurchase agreements	644,137	Transaction price	N/A	N/A	N/A

(b)Prices are weighted based on the fair value of the investments and liabilities included in the range for each class

The table above does not include real estate acquired in settlement of loans for which the Company has recorded a valuation allowance of $7.6 million and $2.6 million at September 30, 2016 and December 31, 2015, respectively. These assets have been marked to third party broker price opinions less an estimate of costs to sell.

Note 6 – Loans

The Company acquires loans and SBA loans from third parties as well as originates loans through ReadyCap. During the three and nine months ended September 30, 2016, the Company originated $153.6 million and $415.8 million in unpaid principal balance and acquired $28.5 million and $91.9 million in unpaid principal balance the three and nine months ended September 30, 2016, respectively.  During the three and nine months ended September 30, 2015, the Company acquired $1.9 million and $59.0 million in unpaid principal balance and originated $122.8 and $295.7 million in unpaid principal balance, respectively.

The following table summarizes the classification and unpaid principal balance of loans at the Company’s reporting segments.

	Operating
September 30, 2016 (In Thousands)	Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$936,034	$13,905	$653,727	$1,603,666
Held at fair value and Held for sale, at fair value	27,420	198,451	—	225,871
Total loans	$963,454	$212,356	$653,727	$1,829,537

	Operating
December 31, 2015 (In Thousands)	Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$905,916	$37,025	$787,616	$1,730,557
Held at fair value and Held for sale, at fair value	31,944	118,430	—	150,374
Total loans	$937,860	$155,455	$787,616	$1,880,931

The following tables summarize the classification and carrying value of loans at the Company’s reporting segments.

	Operating
September 30, 2016 (In Thousands)	Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$878,708	$13,852	$574,762	$1,467,322
Held at fair value and Held for sale, at fair value	27,793	229,139	—	256,932
Total loans	$906,501	$242,991	$574,762	$1,724,254

	Operating
December 31, 2015 (In Thousands)	Partnership	ReadyCap	Lending	Total
Loans
Held-for-investment	$836,244	$37,979	$686,715	$1,560,938
Held at fair value and Held for sale, at fair value	32,655	122,479	—	155,134
Total loans	$868,899	$160,458	$686,715	$1,716,072

Loan characteristics

The following table displays the geographic concentration of the Company’s loans, held-for-investment secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	September 30, 2016	December 31, 2015
Texas	14.2%	13.6%
California	13.4	10.8
Florida	10.0	9.9
New York	6.7	8.0
Arizona	5.6	6.1
Georgia	4.8	5.1
North Carolina	4.1	4.4
Virginia	3.3	3.6
Pennsylvania	2.5	2.4
New Jersey	2.3	2.5
Other	33.1	33.6
Total	100.00%	100.0%

The following table displays the geographic concentration of the Company’s loans, held at fair value and loans, held for sale, at fair value secured by real estate recorded on our consolidated balance sheets.

Geographic Concentration (Unpaid Principal Balance)	September 30, 2016	December 31, 2015
Florida	13.9%	19.9%
Texas	13.5	16.4
California	13.2	17.3
New York	8.5	7.8
Georgia	7.1	9.6
Illinois	6.3	4.3
Arizona	5.8	1.9
Ohio	5.4	1.7
Colorado	5.3	2.1
Indiana	4.2	1.7
Other	16.8	17.3
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s loans, held-for-investment on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	September 30, 2016	December 31, 2015
SBA	40.8%	45.5%
Retail	12.8	10.5
Multi-Family	12.1	12.8
Office	11.2	9.1
Industrial	6.7	5.4
Lodging	5.7	6.3
Mixed Use	4.7	3.7
Other	6.0	6.7
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s SBA loans within loans, held-for-investment, on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	September 30, 2016	December 31, 2015
Child Day Care Services	14.3%	15.1%
Hotels Motels & Tourist Courts	11.1	10.4
Office of Dentists	10.7	10.6
Vets	6.6	6.3
Eating Places	6.3	6.7
Offices Of Physicians	5.6	5.0
Grocery Stores	4.5	4.2
Auto	3.1	2.9
Accounting Auditng & Bookkeeping	2.5	2.5
Gasoline Service Stations	1.8	1.8
Other	33.5	34.5
Total	100.0%	100.0%

The following table displays the collateral type concentration of the Company’s loans, held at fair value and loans, held for sale, at fair value on our consolidated balance sheets.

Collateral Concentration (Unpaid Principal Balance)	September 30, 2016	December 31, 2015
Office	32.7%	40.9%
Retail	25.1	16.1
Multi-family	24.2	29.1
Mixed use	9.9	6.5
Industrial	8.1	7.4
Total	100.0%	100.0%

The following table displays delinquency information on loans, held-for-investment as of September 30, 2016:

	Number				30-89 Days	90+ Days
	of			Carrying	Delinquent	Delinquent
Loan Balance	Loans	Interest Rate	Maturity Date	Value (a)	(a)	(a)
Fixed-rate:
0 – 500k	427	0.00 - 24.00%	10/15/08 - 10/01/38	$56,770	$3,003	$7,695
500k – 1mm	84	4.00 - 9.90	03/20/10 - 02/01/38	59,807	956	1,024
1mm – 1.5mm	34	4.76 - 10.25	11/01/17 - 02/05/33	43,033	—	—
1.5mm – 2mm	30	3.99 - 7.16	08/01/15 - 10/01/25	53,574	—	2,726
2mm – 2.5mm	24	4.91 - 7.50	06/01/17 - 09/01/25	53,554	—	—
> 2.5mm	53	3.38 - 11.00	12/28/16 - 09/01/25	264,758	10,518	—
Total fixed-rate	652			$531,496	$14,477	$11,445
Adjustable rate:
0 – 500k	2,571	0.00 - 9.75%	04/27/04 - 06/01/43	$268,716	$6,872	$9,288
500k – 1mm	364	2.66 - 8.63	10/28/14 - 09/29/41	230,013	2,454	4,159
1mm – 1.5mm	147	3.50 - 8.25	04/08/19 - 09/01/38	161,064	1,126	6,183
1.5mm – 2mm	58	2.62 - 6.25	04/12/17 - 03/01/38	85,426	—	3,775
2mm – 2.5mm	10	3.65 - 6.25	10/01/26 - 08/17/38	20,774	—	—
> 2.5mm	38	2.04 - 8.22	10/20/09 - 11/18/38	170,252	2,815	5,311
Total adjustable rate	3,188			$936,245	$13,267	$28,716
Total	3,840			$1,467,741	$27,744	$40,161
Less: General allowance for loan losses				419
				$1,467,322

(a)In thousands net of specific allowance for loan losses

The following table displays delinquency information on loans, held at fair value and loans, held for sale, at fair value as of September 30, 2016:

	Number				30-89 Days	90+ Days
	of			Carrying	Delinquent	Delinquent
Loan Balance	Loans	Interest Rate	Maturity Date	Value (a)	(a)	(a)
Fixed-rate
0 – 500k	1	6.60 – 6.60%	06/01/18 – 06/01/18	$200	$—	$—
500k – 1mm	8	5.47 - 7.17	02/01/18 - 10/01/26	6,360	—	—
1mm – 1.5mm	13	4.50 - 7.54	05/01/18 - 10/01/26	16,455	—	—
1.5mm – 2mm	13	4.74 - 8.33	01/01/17 - 10/01/26	24,165	—	—
2mm – 2.5mm	7	5.54 - 7.42	03/01/19 - 08/01/26	16,590	—	—
> 2.5mm	36	4.53 - 7.75	01/01/17 - 10/01/26	159,279	—	—
Total fixed-rate	78			$223,049	$—	$—
Adjustable rate:
500k – 1mm	1	4.50 – 4.50%	10/01/36 – 10/01/36	$1,002	$—	$—
1mm – 1.5mm	2	5.01 - 5.05	09/01/36 - 09/01/36	2,413	—	—
1.5mm – 2mm	2	3.57 - 4.71	10/01/36 - 10/01/36	3,973	—	—
> 2.5mm	5	4.50 - 6.91	01/01/19 - 10/01/36	26,495	—	—
Total adjustable rate	10			$33,883	$—	$—
Total	88			$256,932	$—	$—

(a)In thousands

The following table displays delinquency information on loans, held-for-investment as of December 31, 2015:

	Number				30-89 Days	90+ Days
	of			Carrying	Delinquent	Delinquent
Loan Balance	Loans	Interest Rate	Maturity Date	Value (a)	(a)	(a)
Fixed-rate:
0 – 500k	399	0.00 – 24.00%	10/15/08 – 02/01/39	$52,558	$3,294	$8,576
500k – 1mm	83	3.99 – 9.90	03/10/10 – 05/01/38	57,047	26	3,876
1mm – 1.5mm	33	3.99 – 9.78	11/01/16 – 04/28/35	40,916	—	—
1.5mm – 2mm	38	3.99 – 10.25	08/01/15 – 11/01/37	67,056	—	3,117
2mm – 2.5mm	26	4.91 – 7.50	06/01/17 – 09/01/25	59,047	—	—
> 2.5mm	66	3.38 – 12.01	02/01/16- 09/01/25	322,057	—	—
Total fixed-rate	645			$598,681	$3,320	$15,569
Adjustable rate:
0 – 500k	2,846	0.00 – 9.75%	04/27/04 – 06/01/43	$285,810	$12,864	$12,880
500k – 1mm	405	2.66 – 8.75	10/28/14 – 12/30/40	255,404	7,361	4,805
1mm – 1.5mm	169	3.21 – 8.25	04/13/16 – 09/01/38	183,883	2,297	2,741
1.5mm – 2mm	81	2.62 – 6.00	01/02/11 – 03/01/38	119,626	—	2,599
2mm – 2.5mm	13	3.33 – 6.75	10/01/26 – 08/17/38	26,700	—	—
> 2.5mm	24	1.59 – 7.00	10/20/09 – 11/18/38	90,834	2,878	1,359
Total adjustable rate	3,538			$962,257	$25,400	$24,384
Total	4,183			$1,560,938	$28,720	$39,953

(a)In thousands net of specific allowance for loan losses

The following table displays delinquency information on loans, held at fair value and loans, held for sale, at fair value, as of December 31, 2015:

	Number				30-89 Days	90+ Days
	of			Carrying	Delinquent	Delinquent
Loan Balance	Loans	Interest Rate	Maturity Date	Value (a)	(a)	(a)
Fixed-rate
0 – 500k	1	6.60 – 6.60%	06/01/18 – 06/01/18	$43	$—	$—
500k – 1mm	4	5.28 – 6.25	06/01/18 – 01/01/26	3,431	—	—
1mm – 1.5mm	5	0.58 – 5.91	05/01/20 – 12/01/25	6,180	—	—
1.5mm – 2mm	9	4.73 – 8.33	01/01/17 – 01/01/26	16,610	—	—
2mm – 2.5mm	4	5.54 – 6.50	11/01/20 – 01/01/26	9,713	—	—
> 2.5mm	26	4.33 – 7.75	02/01/16 – 01/01/26	115,159	—	—
Total fixed-rate	49			$151,136	$—	$—
Adjustable rate:
1.5mm – 2mm	1	3.44 – 3.44%	01/01/36 – 01/01/36	$1,777	$—	$—
2mm – 2.5mm	1	3.44 – 3.44	01/01/36 – 01/01/36	2,221	—	—
Total adjustable rate	2			$3,998	$—	$—
Total	51			$155,134	$—	$—

(a)	In thousands

The Company monitors the credit quality of loans, held-for-investment on an ongoing basis. The Company considers the loan-to-value ratio of our loans to be a general indicator of credit performance. The Company monitors the loan-to-value ratio and associated risks on a monthly basis. The following table presents quantitative information on the credit quality of loans, held-for-investment as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands) (a)	September 30, 2016	December 31, 2015
0.0 – 20.0%	$56,641	$48,577
20.1 – 40.0%	173,649	163,488
40.1 – 60.0%	451,741	425,482
60.1 – 80.0%	464,946	516,618
80.1 – 100.0%	153,117	206,794
Greater than 100.0%	167,647	199,979
Total	$1,467,741	$1,560,938
Less: General allowance for loan losses	419	—
	$1,467,322	$1,560,938

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

The following table presents quantitative information on the credit quality of loans, held at fair value and loans, held for sale, at fair value as of the consolidated balance sheet dates:

Loan-to-Value (In Thousands) (a)	September 30, 2016	December 31, 2015
0.0 – 20.0%	$—	$1,078
20.1 – 40.0%	13,455	13,406
40.1 – 60.0%	55,921	31,057
60.1 – 80.0%	157,130	93,052
80.1 – 100.0%	30,426	6,186
Greater that 100.0%	—	10,355
Total	$256,932	$155,134

(a)	Loan-to-value is calculated as carry amount as a percentage of current collateral value

As of September 30, 2016 and December 31, 2015, the Company’s total carrying amount of loans in the foreclosure process was $3.0 million and $4.2 million, respectively.

Loans, held-for-investment

Loans, held-for-investment are accounted for under ASC 310-30 or ASC 310-10 depending on whether there is evidence of credit deterioration at the time of acquisition. The outstanding carry amount of the acquired loans broken down by ASC 310-30 and ASC 310-10 is as follows:

(In Thousands)	September 30, 2016	December 31, 2015
Loans, held-for-investment
Non-credit impaired loans	$1,344,173	$1,401,476
Credit impaired loans	123,149	159,462
Total loans, held-for-investment	$1,467,322	$1,560,938

The following table details the carrying value for loans, held-for-investment at the consolidated balance sheet dates.

	September 30, 2016		December 31, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Unpaid principal balance	$1,415,314	$188,352	$1,487,486	$243,071
Non-accretable discount	—	(26,818)	—	(28,580)
Accretable discount	(66,679)	(27,866)	(81,886)	(42,031)
Recorded investment	1,348,635	133,668	1,405,600	172,460
Allowance for loan losses	(4,462)	(10,519)	(4,124)	(12,998)
Carrying Value	$1,344,173	$123,149	$1,401,476	$159,462

In the three and nine months ended September 30, 2016,  the Company acquired Credit impaired loans with contractually required principal and interest payments receivable of $2.3 million; expected cash flows of $1.8 million; and a fair value (intial carrying amount) of $1.1 million.  In the three months ended September 30, 2015, the Company did not acquire any Credit impaired loans.  In the nine months ended September 30, 2015, the Company acquired Credit impaired loans with contractually required principal and interest payments receivable of $3.9 million; expected cash flows of $2.4 million; and a fair value (initial carrying amount) of $1.8 million. The difference between the contractually required principal and interest payments receivable and the expected cash flows represents the initial non-accretable difference. The difference between the expected cash flows and the fair value (initial carrying amount) represents the initial accretable yield.

The following table details the activity of the accretable yield of loans, held-for investment.

	For the Three Months Ended September 30, 2016		For the Three Months Ended September 30, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Beginning accretable yield	$(68,966)	$(30,840)	$(94,022)	$(49,552)
Purchases	(2,474)	(676)	(16)	—
Sales	371	1,521	2,426	4,988
Accretion	6,254	1,414	4,905	6,357
Other	661	(1)	99	(1,682)
Transfers	(2,525)	716	(2,519)	(1,891)
Ending accretable yield	$(66,679)	$(27,866)	$(89,127)	$(41,780)

	For the Nine Months Ended September 30, 2016		For the Nine Months Ended September 30, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Beginning accretable yield	$(81,886)	$(42,031)	$(111,977)	$(59,535)
Purchases	(2,407)	(676)	(826)	(571)
Sales	824	6,448	4,705	9,094
Accretion	15,228	5,487	15,337	23,674
Other	340	(3,038)	1,631	(2,871)
Transfers	1,222	5,944	2,003	(11,571)
Ending accretable yield	$(66,679)	$(27,866)	$(89,127)	$(41,780)

The following table details the accrual and non-accrual state of loans, held-for-investment by carrying value.  All loans held at fair value are accrual loans.

	September 30, 2016		December 31, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Accrual	1,317,302	104,553	1,376,180	159,462
Non-accrual	26,871	18,596	25,296	—
Total	$1,344,173	$123,149	$1,401,476	$159,462

The following table presents additional information on impaired loans, held-for-investment, or loans in which we do not expect to receive all principal and interest payments as scheduled in the loan agreements.  Impaired loans include (i) non-credit impaired loans, or loans without evidence of credit deterioration at the time of purchase, that are subsequently placed on non-accrual status and (ii) credit impaired loans, or loans with evidence of credit deterioration since the time of purchase:

			Carrying value for	Carrying value for
	Total Carrying	Unpaid Principal	Which There Is A	Which There Is No
	value of	Balance of	Related Allowance	Related Allowance
(In Thousands)	Impaired Loans	Impaired Loans	for Loan Losses	for Loan Losses
September 30, 2016
Non-credit impaired loans	$26,871	$28,220	$12,404	$14,467
Credit impaired loans	33,379	59,300	33,379	—
Total September 30, 2016	$60,250	$87,520	$45,783	$14,467
December 31, 2015
Non-credit impaired loans	$25,296	$33,362	$17,511	$7,785
Credit impaired loans	54,043	86,477	54,043	—
Total December 31, 2015	$79,339	$119,839	$71,554	$7,785

	Interest Income	Interest Income
	Recognized for	Recognized for the
	the Nine Months	Three Months
(In Thousands)	Ended	Ended
September 30, 2016
Non-credit impaired loans	$—	$84
Credit impaired loans	3,589	1,026
Total	$3,589	$1,110
September 30, 2015
Non-credit impaired loans	$579	$83
Credit impaired loans	6,674	2,407
Total	$7,253	$2,490

As of September 30, 2016 and December 31, 2015, the Company’s average carrying amount of impaired loans was $95,483 and $129,264, respectively.

The following table details the activity of the allowance for loan losses for loans, held-for investment:

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Beginning balance	$3,714	$11,980	$2,977	$11,586
Provision for loan losses	1,097	(609)	669	4,020
Chargeoffs	(349)	—	1,644	(1,046)
Recoveries	—	(852)	—	(2,393)
Ending balance	$4,462	$10,519	$5,290	$12,167

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
	Non-credit Impaired		Non-credit Impaired
(In Thousands)	Loans	Credit Impaired Loans	Loans	Credit Impaired Loans
Beginning balance	$4,124	$12,998	$748	$12,798
Provision for loan losses	2,344	2,345	5,359	10,500
Chargeoffs	(2,006)	(321)	(817)	(2,356)
Recoveries	—	(4,503)	—	(8,775)
Ending balance	$4,462	$10,519	$5,290	$12,167

For three and nine months ended September 30, 2016 and 2015, the Company had a general allowance for loan losses of $0.4 million assessed on a collective basis and is included in the allowance for loan losses above.

Loans, held at fair value

Loans, held at fair value were originated by ReadyCap. We elected the fair value option, in accordance with ASC 825 due to our intent to sell or securitize the loans in the near term.  At September 30, 2016, there were 77 loans, with an aggregate outstanding principal balance of $203.2 million and an aggregate fair value of $233.6 million. At December 31, 2015 there were 51 loans, with an aggregate outstanding principal balance of $150.4 million and an aggregate fair value of $155.1 million.  During the three and nine months ended September 30, 2016 the Company recorded $1.0 million and $3.0 million in unrealized gains on loans on loans for which we elected the fair value option. During the three and nine months ended September 30, 2015 the Company recorded $3.9 million and $7.3 million of unrealized gains on loans for which we elected the fair value option, respectively. These valuation adjustments are included in unrealized gain (loss) on the consolidated statements of income.

Loans, held for sale, at fair value

Loans, held for sale, at fair value were originated by ReadyCap. We elected the fair value option, in accordance with ASC 825 due to our intent to securitize these loans in the near term.  At September 30, 2016, there were 11 loans, with an aggregate outstanding principal balance of $22.7 million and an aggregate fair value of $23.3 million. At December 31, 2015 there were no loans, held for sale, at fair value.  During the three and nine months ended September 30, 2016 the Company recorded $0.9 million and $0.6 million of unrealized gains on loans for which we elected the fair value option, respectively. These valuation adjustments are included in unrealized gain (loss) on the consolidated statements of income.

Troubled Debt Restructurings

When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR.

The Company uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include indicators such as the borrower is in default, has declared bankruptcy, has insufficient cash flow to cover debt, is unable to obtained funds from others or has breached financial covenants.

If the borrower is determined to be in financial difficulty, then the Company will determine whether a financial concession has been granted to the borrower by analyzing the value of the assets as compared to the recorded investment, modifications of the interest rate as compared to market rates, modification of the stated maturity date, modification of the timing of principal and interest payments and the partial forgiveness of debt. Modified loans that are classified as TDRs are individually evaluated and measured for impairment.

The following table summarizes the recorded investment of TDRs on the consolidated balance sheet dates.

(In Thousands)	September 30, 2016	December 31, 2015
Troubled debt restructurings
Office	$2,512	$2,066
Storage	1,628	1,563
Other	4,156	2,278
SBA - Office of Optometrists	1,236	625
SBA - Hotels, Motels & Tourist Courts	3,363	—
SBA - Child Day Care Services	222	1,782
SBA - Other	2,882	1,608
Total troubled debt restructurings	$15,999	$9,922

The following table summarizes the TDRs that occurred during the three months ended September 30, 2016.

	Pre-Modification	Post-Modification
(In Thousands)	Recorded Balance	Recorded Balance	Number of Loans
Troubled debt restructurings
Other	284	299	2
SBA - Office of Optometrists	82	80	2
SBA - Other	547	566	12
Total troubled debt restructurings	$913	$945	16

The following table summarizes the TDRs that occurred during the nine months ended September 30, 2016.

	Pre-Modification	Post-Modification
(In Thousands)	Recorded Balance	Recorded Balance	Number of Loans
Troubled debt restructurings
Office	$591	$597	2
Storage	308	308	4
Other	1,440	1,457	6
SBA - Office of Optometrists	683	674	3
SBA - Hotels, Motels & Tourist Courts	3,659	3,648	4
SBA - Child Day Care Services	37	37	2
SBA - Other	1,930	1,940	42
Total troubled debt restructurings	$8,648	$8,661	63

The following table summarizes the TDRs that occurred during the three months ended September 30, 2015.

	Pre-Modification	Post-Modification
(In Thousands)	Recorded Balance	Recorded Balance	Number of Loans
Troubled debt restructurings
Other	$1,031	$1,027	2
SBA - Other	459	500	16
Total troubled debt restructurings	$1,490	$1,527	18

The following table summarizes the TDRs that occurred during the nine months ended September 30, 2015.

	Pre-Modification	Post-Modification
(In Thousands)	Recorded Balance	Recorded Balance	Number of Loans
Troubled debt restructurings
Office	$1,972	$2,066	1
Storage	1,415	1,415	1
Other	1,394	1,369	3
SBA - Child Day Care Services	266	265	1
SBA - Other	864	860	27
Total troubled debt restructurings	$5,911	$5,975	33

As of September 30, 2016 and September 30, 2015, the total allowance related to TDR’s was $0.9 million and $1.1 million, respectively.

The following table summarizes our TDR modifications in the three months ended September 30, 2016 presented by primary modification type and includes the financial effects of these modifications.

						Interest
	Term	Interest Rate	Principal			Income
(In Thousands)	Extension	Reduction	Reduction	Foreclosure	Total	Recognized
Troubled debt restructurings
Other	$175	$—	$—	$124	$299	$17
SBA - Office of Optometrists	85	—	—	—	85	—
SBA - Other	254	35	62	205	556	—
Total troubled debt restructurings	$514	$35	$62	$329	$940	$17

The following table summarizes our TDR modifications in the nine months ended September 30, 2016 presented by primary modification type and includes the financial effects of these modifications.

						Interest
	Term	Interest Rate	Principal			Income
(In Thousands)	Extension	Reduction	Reduction	Foreclosure	Total	Recognized
Troubled debt restructurings
Office	$486	$—	$—	$118	$604	$6
Other	649	—	—	193	842	61
SBA - Office of Optometrists	632	—	—	—	632	—
SBA - Hotels, Motels & Tourist Courts	3,237	—	—	127	3,364	—
SBA - Child Day Care Services	—	—	—	1	1	—
SBA - Other	1,129	38	93	422	1,682	2
Total troubled debt restructurings	$6,133	$38	$93	$861	$7,125	$69

The following table summarizes our TDR modifications in the three months ended September 30, 2015 presented by primary modification type and includes the financial effects of these modifications.

						Interest
	Term	Interest Rate	Principal			Income
(In Thousands)	Extension	Reduction	Reduction	Foreclosure	Total	Recognized
Troubled debt restructurings
Other	$1,031	$—	$—	$—	$1,031	$12
SBA - Other	357	131	—	—	488	—
Total troubled debt restructurings	$1,388	$131	$—	$—	$1,519	$12

The following table summarizes our TDR modifications in the nine months ended September 30, 2015 presented by primary modification type and includes the financial effects of these modifications.

						Interest
	Term	Interest Rate	Principal			Income
(In Thousands)	Extension	Reduction	Reduction	Foreclosure	Total	Recognized
Troubled debt restructurings
Office	1,861	—	—	—	1,861	221
Storage	2,494	—	—	—	2,494	55
Other	1,031	—	349	—	1,380	239
SBA - Child Day Care Services	257	—	—	—	257	2
SBA - Other	630	167	36	—	833	—
Total troubled debt restructurings	$6,273	$167	$385	$—	$6,825	$517

Loans that are considered TDRs are classified as performing, unless they are on non-accrual status or greater than 90 days delinquent as of the end of the most recent quarter. The table below summarizes the accrual status of TDRs as of September 30, 2016.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Office	$1,910	$602	$2,512
Storage	1,628	—	1,628
Other	3,635	521	4,156
SBA - Office of Optometrists	632	604	1,236
SBA - Hotels, Motels & Tourist Courts	126	3,237	3,363
SBA - Child Day Care Services	1	221	222
SBA - Other	1,520	1,362	2,882
Total troubled debt restructurings	$9,452	$6,547	$15,999

The table below summarizes the accrual status of TDRs as of December 31, 2015.

(In Thousands)	Accrual	Non-Accrual	Total
Troubled debt restructurings
Office	$2,066	$—	$2,066
Storage	1,563	—	1,563
Other	2,278	—	2,278
SBA - Office of Optometrists	—	625	625
SBA - Child Day Care Services	1,533	249	1,782
SBA - Other	190	1,418	1,608
Total troubled debt restructurings	$7,630	$2,292	$9,922

The following tables summarize the September 30, 2016 carrying values of the TDRs that occurred during the three and nine months ended September 30, 2016 and 2015 that remained in default as of September 30, 2016. Generally, all loans modified in a TDR are placed or remain on nonaccrual status at the time of the restructuring. However, certain accruing loans modified in a TDR that are current at the time of restructuring may remain on accrual status if payment in full under the restructured terms is expected.  For purposes of this schedule, a loan is considered in default if it is 30 or more days past due.

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(In Thousands)	Number of Loans	Carrying Value	Number of Loans	Carrying Value
Troubled debt restructurings
Other	1	$124	—	$—
SBA - Other	7	333	4	85
Total troubled debt restructurings	8	$457	4	$85

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
(In Thousands)	Number of Loans	Carrying Value	Number of Loans	Carrying Value
Troubled debt restructurings
Office	2	$602	1	$1,910
Other	4	196	—	—
SBA - Hotels, Motels & Tourist Courts	1	127	—	—
SBA - Child Day Care Services	2	1	—	—
SBA - Other	16	570	7	182
Total troubled debt restructurings	25	$1,496	8	$2,092

The Company does not believe the financial impact of the presented TDRs to be material. The other elements of the Company’s modification programs do not have a significant impact on financial results given their relative size, or do not have a direct financial impact as in the case of covenant changes.

Note 7 – Real Estate Acquired in Settlement of Loans

The Company acquires real estate through the foreclosure of its loans and the occasional purchase of real estate. The Company’s real estate properties are held in the Company’s consolidated Taxable REIT Subsidiaries (“TRS”), SAMC REO 2013-01, LLC, and ReadyCap Lending, LLC, other asset specific TRSs, as well as the Company’s securitization transactions. The following tables summarize the carrying amount of the Company’s real estate holdings as of the consolidated balance sheet dates:

					Other
					Taxable
September 30, 2016	SAMC REO	WVMT	SCML	ReadyCap	REIT
(In Thousands)	2013-01, LLC	2011-SBC1(a)	2015-SBC4(b)	Lending, LLC	Subsidiaries(c)	Total
Alabama	$—	$—	$—	$20	$—	$20
California	—	—	—	113	—	113
Connecticut	—	—	—	12	—	12
Florida	1,157	—	118	43	1,371	2,689
Georgia	146	—	—	—	—	146
Illinois	—	—	—	35	—	35
Indiana	—	—	—	66	—	66
Kansas	—	—	—	1	—	1
Michigan	—	—	—	2	—	2
Minnesota	—	—	—	127	—	127
Missouri	—	—	3,441	—	—	3,441
New Hampshire	—	—	—	111	—	111
New Jersey	124	174	—	—	—	298
New York	—	—	—	60	—	60
North Carolina	2,535	—	—	—	—	2,535
Rhode Island	16	—	—	—	—	16
Tennessee	159	—	—	—	—	159
Texas	125	—	—	53	—	178
Total	$4,262	$174	$3,559	$643	$1,371	$10,009

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011
(b)	Sutherland Commercial Mortgage Loans 2015-SBC4 is a grantor trust securitization completed by the Company in 2015
(c)	Other TRSs include 435 Clark Rd, LLC and SAMC 2016-01, LLC

						Other
						Taxable
December 31, 2015	SAMC REO	WVMT	WVMT	SCML	ReadyCap	REIT
(In Thousands)	2013‑01, LLC	2011‑SBC1(a)	2011-SBC3(b)	2015-SBC4(c)	Lending, LLC	Subsidiaries (d)	Total
California	$86	$—	$—	$—	$—	$—	$86
Connecticut	—	—	—	326	—	—	326
Florida	3,467	—	—	—	75	750	4,292
Georgia	321	—	—	—	—	—	321
Illinois	—	—	—	—	17	—	17
Indiana	6	—	—	—	45	—	51
Kansas	—	—	—	—	24	—	24
Kentucky	—	—	—	—	11	—	11
Michigan	—	—	—	—	1	—	1
Missouri	—	—	—	3,693	7	—	3,700
New Hampshire	—	—	—	—	9	—	9
New Jersey	—	—	924	—	—	—	924
New York	—	—	144	—	—	—	144
North Carolina	2,946	—	—	—	1	—	2,947
Rhode Island	—	125	45	—	—	—	170
Tennessee	269	—	—	—	—	—	269
Texas	125	—	—	—	5	—	130
Virginia	—	—	—	—	59	—	59
Total	$7,220	$125	$1,113	$4,019	$254	$750	$13,481

(a)	Waterfall Victoria Mortgage Trust 2011-SBC1 is a grantor trust securitization completed by the Company in 2011
(b)	Waterfall Victoria Mortgage Trust 2011-SBC3 is a grantor trust securitization completed by the Company in 2011
(c)	Sutherland Commercial Mortgage Loans 2015-SBC4 is a grantor trust securitization completed by the Company in 2015
(d)	Other TRSs include 435 Clark Rd,LLC

Note 8 – Mortgage Backed Securities

The following table presents certain information about the Company’s MBS portfolio as of September 30, 2016.

		Weighted
	Weighted	Average				Gross	Gross
	Average	Interest	Principal	Amortized		Unrealized	Unrealized
(In Thousands)	Maturity (a)	Rate (a)	Balance	Cost	Fair Value	Gains	Losses
MBS
Commercial Loans	10/2033	5.7%	$43,355	$31,977	$32,306	$1,707	$(1,379)
Tax Liens	02/2031	6.5	2,488	2,488	2,506	19	—
Total		5.7%	$45,843	$34,465	$34,812	$1,726	$(1,379)

(a)	Weighted based on current principal balance

The following table presents certain information about the Company’s MBS portfolio as of December 31, 2015.

		Weighted
	Weighted	Average				Gross	Gross
	Average	Interest	Principal	Amortized		Unrealized	Unrealized
(In Thousands)	Maturity (a)	Rate (a)	Balance	Cost	Fair Value	Gains	Losses
MBS
Commercial Loans	08/2041	6.2%	$213,706	$214,863	$210,892	$1,128	$(5,099)
Tax Liens	02/2031	6.5	2,612	2,612	2,612	—	—
Total		6.2%	$216,318	$217,475	$213,504	$1,128	$(5,099)

(a)	Weighted based on current principal balance

The following table presents certain information about the maturity of the Company’s MBS portfolio as of September 30, 2016.

	Weighted
	Average
	Interest	Principal	Amortized	Estimated
(In Thousands)	Rate (a)	Balance	Cost	Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	8.7	15,296	14,102	14,277
After ten years	4.2	30,547	20,363	20,535
Total	5.7%	$45,843	$34,465	$34,812

The following table presents certain information about the maturity of the Company’s MBS portfolio as of December 31, 2015.

	Weighted
	Average
	Interest	Principal	Amortized	Estimated
(In Thousands)	Rate (a)	Balance	Cost	Fair Value
Within one year	—%	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	8.6	17,254	15,814	15,619
After ten years	6.0	199,064	201,661	197,885
Total	6.2%	$216,318	$217,475	$213,504

Note 9 – Borrowings Under Credit Facilities and Promissory Note Payable

As of September 30, 2016 and December 31, 2015 the Company had credit facilities with outstanding borrowings of $228.0 million and $175.3 million, respectively. As of September 30, 2016, the Company had outstanding borrowings under the promissory note payable of $9.0 million.  There was no promissory note payable balance as of December 31, 2015.

The following tables present certain characteristics of our credit facilities and promissory note payable:

				Maximum
				Facility Size
	Eligible Assets	Maturity	Pricing	(In Thousands)
Lender 1	Specifically Identified Assets	June 2017	LIBOR + 3.5% and LIBOR + 2.5%	$250,000
Lender 2	Specifically Identified Assets	September 2017	LIBOR + 1.75%	$50,000
Lender 3	Specifically Identified Assets	June 2021	2.75%	$9,164

	Pledged Assets Carrying Value at		Carrying Value at
	September 30,	December 31,	September 30,	December 31,
(In Thousands)	2016	2015	2016	2015
Lender 1	$236,429	$205,678	$205,289	$175,306
Lender 2	23,314	—	22,711	—
Lender 3	10,829	—	9,040	—
Total	$270,572	$205,678	$237,040	$175,306

The following table presents the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of September 30, 2016.

			Weighted	Total
			Average	Current
	Number of	Weighted	Remaining	Principal	Carrying
(In Thousands for Total Current Principal Balance and Carrying Value)	Loans	Average Rate	Term	Balance	Value
0 – 500k	1,594	5.5%	135	$123,141	$86,719
500k – 1mm	84	5.7	140	59,258	51,444
1mm – 1.5mm	39	6.0	154	47,627	41,922
1.5mm – 2mm	15	5.0	147	26,286	22,152
2mm – 2.5mm	7	5.5	146	15,297	13,937
Greater than 2.5mm	5	5.5	157	22,252	20,255
Total	1,744	5.6%	142	$293,861	$236,429

The following table presents the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 2 as of September 30, 2016.

			Weighted	Total
			Average	Current
	Number of	Weighted	Remaining	Principal	Carrying
(In Thousands for Total Current Principal Balance and Carrying Value)	Loans	Average Rate	Term	Balance	Value
500k – 1mm	1	4.5%	244	$961	1,002
1mm – 1.5mm	4	4.8	181	5,025	5,106
1.5mm – 2mm	2	4.1	244	3,875	3,973
Greater than 2.5mm	4	4.6	206	12,850	13,233
Total	11	4.5%	208	$22,711	$23,314

The following table presents the carrying value of the Company’s collateral pledged with respect to our promissory note payable outstanding with Lender 3 as of September 30, 2016.

			Weighted	Total
			Average	Current
	Number of	Weighted	Remaining	Principal	Carrying
(In Thousands for Total Current Principal Balance and Carrying Value)	Loans	Average Rate	Term	Balance	Value
0 – 500k	37	5.9%	61	$6,109	$5,787
500k – 1mm	4	5.7	33	2,750	2,610
Greater than 2.5mm	1	3.5	25	2,652	2,432
Total	42	5.3%	46	$11,511	$10,829

The following tables present the carrying value of the Company’s collateral pledged with respect to our borrowings under credit facilities outstanding with Lender 1 as of December 31, 2015.

			Weighted	Total
			Average	Current
	Number of	Weighted	Remaining	Principal	Carrying
(In Thousands for Total Current Principal Balance and Carrying Value)	Loans	Average Rate	Term	Balance	Value
0 – 500k	1,544	5.3%	138	$103,256	$65,960
500k – 1mm	70	5.6	173	50,181	40,466
1mm – 1.5mm	36	5.8	177	43,903	35,917
1.5mm – 2mm	16	5.3	157	28,340	24,428
2mm – 2.5mm	8	4.9	175	17,521	15,328
Greater than 2.5mm	7	5.0	180	26,746	23,579
Total	1,681	5.4%	159	$269,947	$205,678

There were no outstanding credit facility or promissory note balances for Lenders 2 and 3 as of December 31, 2015.

The agreements governing the Company’s borrowings under credit facilities require the Company to maintain certain financial and debt covenants. The Company was in compliance with all debt and financial covenants as of September 30, 2016 and December 31, 2015.

Note 10 - Servicing rights

The Company performs servicing activities for third-parties which primarily include collecting principal, interest and other payments from borrowers, remitting the corresponding payments to investors and monitoring delinquencies. The Company’s servicing fees are specified by Pooling and Servicing Agreements. The Company earned gross servicing fees of $2.8 million and $8.9 million for the three and nine months ended September 30, 2016, respectively.  The Company earned gross servicing fees of $3.2 million and  $10.1 million for the three and nine months ended September 30, 2015, respectively.

Servicing rights are carried at the lower of cost or amortized cost. The Company estimates the fair value of servicing rights carried at amortized cost using a combination of internals models and data provided by third-party valuation experts. The assumptions used in our internal valuation include the speed at which the mortgages prepay, cost of servicing, discount rate and probability of default.

The Company’s models calculate the present value of expected future cash flows utilizing assumptions that we believe are used by market participants. We derive prepayment speeds, default assumptions and discount rate from historical experience adjusted for prevailing market conditions. Components of the estimated future cash flows include servicing fees, late fees, other ancillary fees and cost of servicing.

The significant assumptions used in the September 30, 2016 valuation of the Company’s servicing rights carried at amortized cost include:

•	Forward prepayment assumptions ranging from 2.4% to 19.9% (weighted average of 13.9%) depending on the servicing rights pool
•	Forward default assumptions ranging from 0.0% to 10.7% (weighted average of 1.0%) depending on the servicing rights pool
•	Discount rate of 12.0%
•	Servicing expense ranging from 0.2% to 0.4% (weighted average of 0.3%) depending on the servicing rights pool.

The significant assumptions used in the December 31, 2015 valuation of the Company’s servicing rights carried at amortized cost include:

•	Forward prepayment assumptions ranging from 6.0% to 24.0% (weighted average of 13.6%) depending on the servicing rights pool
•	Forward default assumptions ranging from 0.0% to 2.4% (weighted average of 0.6%) depending on the servicing rights pool
•	Discount rates ranging from 12.0% to 15.0% (weighted average of 12.1%) depending on the servicing rights pool
•	Servicing expenses ranging from 0.2% to 0.4% (weighted average of 0.4%) depending on the servicing rights pool

These assumptions can change between and at each reporting period as market conditions and projected interest rates change.

Loans serviced for others are not included in the consolidated balance sheets. The unpaid principal balance of loans serviced for others was $719.4 million and $927.9 million at September 30, 2016 and December 31, 2015, respectively.

The following table presents information about the Company’s servicing rights:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Beginning net carrying amount	$24,390	$33,141	$27,250	$36,725
Additions due to loans sold, servicing retained	811	—	2,180	—
Amortization	(1,597)	(1,353)	(4,333)	(4,333)
Impairment	(253)	(1,502)	(1,746)	(2,106)
Ending net carrying value	$23,351	$30,286	$23,351	$30,286

The estimated future amortization expense for the servicing rights is expected to be as follows:

(In Thousands)	September 30, 2016	December 31, 2015
2016	$1,306	$5,508
2017	4,643	4,604
2018	3,828	3,832
2019	3,142	3,169
2020	2,562	2,596
2021	2,070	2,098
Thereafter	5,800	5,443
Total	$23,351	$27,250

The following table reflects the possible impact of 10% and 20% adverse changes to key assumptions on the carrying amount of the servicing rights.

(In Thousands)	September 30, 2016	December 31, 2015
Default rate
10% adverse change	$(11)	$(9)
20% adverse change	(22)	(17)
Prepayment rate
10% adverse change	(704)	(854)
20% adverse change	(1,367)	(1,660)
Discount rate
10% adverse change	(611)	(745)
20% adverse change	(1,187)	(1,446)

Note 11 – Offsetting Assets and Liabilities

In order to better define its contractual rights and to secure rights that will help the Company mitigate its counterparty risk, the Company may enter into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with multiple derivative counterparties. An ISDA Master Agreement, published by ISDA, is a bilateral trading agreement between two parties that allow both parties to enter into over-the-counter (“OTC”), derivative contracts. The ISDA Master Agreement contains a Schedule to the Master Agreement and a Credit Support Annex, which governs the maintenance, reporting, collateral management and default process (netting provisions in the event of a default and/or a termination event). Under an ISDA Master Agreement, the Company may, under certain circumstances, offset with the counterparty certain derivative financial instruments’ payables and/or receivables with collateral held and/or posted and create one single net payment. The provisions of the ISDA Master Agreement typically permit a single net payment in the event of default including the bankruptcy or insolvency of the counterparty. However, bankruptcy or insolvency laws of a particular jurisdiction may impose restrictions on or prohibitions against the right of offset in bankruptcy, insolvency or other events. In addition, certain ISDA Master Agreements allow counterparties to terminate derivative contracts prior to maturity in the event the Company’s stockholders’ equity decline by a stated percentage or the Company fails to meet the terms of its ISDA Master Agreements, which would cause the Company to accelerate payment of any net liability owed to the counterparty.  As of September 30, 2016 and December 31, 2015 and for the periods then ended, the Company was in good standing on all of its ISDA Master Agreements or similar arrangements with its counterparties.

For derivatives traded under an ISDA Master Agreement, the collateral requirements are listed under the Credit Support Annex, which is the sum of the mark to market for each derivative contract, the independent amount due to the derivative counterparty and any thresholds, if any. Collateral may be in the form of Cash or any eligible securities, as defined in the respective ISDA agreements. Cash collateral pledged to and by the Company with the counterparty, if any, is reported separately on the unaudited consolidated balance sheets as restricted cash. All margin call amounts must be made before the notification time and must exceed a minimum transfer amount threshold before a transfer is required. All margin calls must be responded to and completed by the close of business on the same day of the margin call, unless otherwise specified. Any margin calls after the notification time must be completed by the next business day. Typically, the Company and its counterparties are not permitted to sell, rehyphothecate or use the collateral posted. To the extent amounts due to the Company from its counterparties are not fully collateralized, the Company bears exposure and the risk of loss from a defaulting counterparty. The Company attempts to mitigate counterparty risk by establishing ISDA Agreements with only high grade counterparties that have the financial health to honor their obligations and diversification, entering into agreements with multiple counterparties.

In accordance with ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, the Company is required to disclose the impact of offsetting of assets and liabilities represented in the unaudited consolidated balance sheets to enable users of the unaudited consolidated financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities.  These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to enforceable master netting arrangements or ISDA Master Agreements or meet the following right of setoff criteria: (a) the amounts owed by the Company to another party are determinable, (b) the Company has the right to set off the amounts owed with the amounts owed by the counterparty, (c) the Company intends to set off, and (d) the Company’s right of setoff is enforceable at law.  As of September 30, 2016 and December 31, 2015, the Company has elected to offset assets and liabilities associated with its OTC derivative contracts in the unaudited consolidated balances sheets.

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of September 30, 2016:

		Gross	Assets
		Amounts	Presented in	Gross Amounts Not Offset in the Consolidated
	Gross	Offset in the	the	Balance Sheets
	Amounts of	Consolidated	Consolidated		Cash
	Recognized	Balance	Balance	Financial	Collateral
(In Thousands)	Assets	Sheets	Sheets	Instruments	Received	Net Amount
Credit default swaps	$363	$—	$363	$—	$—	$363

		Gross	Liabilities
		Amounts	Presented in	Gross Amounts Not Offset in the Consolidated
	Gross	Offset in the	the	Balance Sheets
	Amounts of	Consolidated	Consolidated		Cash
	Recognized	Balance	Balance	Financial	Collateral
(In Thousands)	Liabilities	Sheets	Sheets	Instruments	Paid	Net Amount
Interest rate swaps	$3,415	$—	$3,415	$—	$3,415	$—
Borrowings under repurchase agreements	581,773	—	581,773	748,574	749	—
Borrowings under credit facilities	228,000	—	228,000	259,743	—	—
Total	$813,188	$—	$813,188	$1,008,317	$4,164	$—

The following table provides disclosure regarding the effect of offsetting of the Company’s recognized assets and liabilities presented in the consolidated balance sheet as of December 31, 2015:

		Gross	Assets
		Amounts	Presented in	Gross Amounts Not Offset in the Consolidated
	Gross	Offset in the	the	Balance Sheets
	Amounts of	Consolidated	Consolidated		Cash
	Recognized	Balance	Balance	Financial	Collateral
(In Thousands)	Assets	Sheets	Sheets	Instruments	Received	Net Amount
Credit Default Swaps	$723	$—	$723	$—	$—	$723

			Liabilities
		Gross	Presented in	Gross Amounts Not Offset in the Consolidated
	Gross	Amounts	the	Balance Sheets
	Amounts of	Offset in the	Consolidated		Cash
	Recognized	Consolidated	Balance	Financial	Collateral
(In Thousands)	Liabilities	Balance Sheets	Sheets	Instruments	Paid	Net Amount
Interest Rate Swaps	$1,499	$—	$1,499	$—	$1,499	$—
Borrowings under repurchase agreements	644,137	—	644,137	779,468	1,549	—
Borrowings under credit facilities	175,306	—	175,306	175,306	—	—
Total	$820,942	$—	$820,942	$954,774	$3,048	$—

Note 12 – Derivative Instruments

The Company is exposed to changing interest rates and market conditions, which affects cash flows associated with borrowings. The Company enters into derivative instruments, which for the three and nine months ended September 30, 2016 and 2015 were comprised of interest rate swaps and credit default swaps.  Interest rate swaps are used to mitigate the exposure to changes in interest rates and involve the receipt of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the swap contract. Credit default swaps are executed in order to mitigate the risk of deterioration in the current credit health of the commercial mortgage market.

The Company uses derivative instruments to manage interest rate risk and conditions in the commercial mortgage market and, as such, views them as economic hedges. The Company has not elected hedge accounting for these derivative instruments and, as a result, the fair value adjustments on such instruments are recorded in earnings. The fair value adjustments for these derivatives, along with the related interest income, interest expense and gains/(losses) on termination of such instruments, are reported as a net realized loss on derivative instruments, at fair value on the consolidated statements of income.

The following tables summarize the Company’s use of derivatives and their effect on the consolidated financial statements. Notional amounts included in the table are the average notional amounts on the consolidated balance sheet dates. We believe these are the most relevant measure of volume or derivative activity as they best represent the Company’s exposure to underlying instruments.

As of September 30, 2016 there was one open credit default swap contract and sixteen open interest rate swap contracts with counterparties. The following table summarized the Company’s derivatives as of and for the three and nine months ended September 30, 2016.

		As of September 30, 2016
			Asset	Liability
		Notional	Derivatives	Derivatives
(In Thousands)	Primary Underlying Risk	Amount	Fair Value	Fair Value
Credit Default Swaps	Credit Risk	$15,000	$363	$—
Interest Rate Swaps	Interest rate risk	210,450	—	(3,415)
Total		$225,450	$363	$(3,415)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
		Net Change in		Net Change in
	Net Realized	Unrealized	Net Realized	Unrealized
(In Thousands)	Gain (Loss)	Gain (Loss)	Gain (Loss)	Gain (Loss)
Credit Default Swaps	$—	$(195)	$—	$(360)
Interest Rate Swaps	(347)	1,004	(1,476)	(1,868)
Total	$(347)	$809	$(1,476)	$(2,228)

As of December 31, 2015 there was one open credit default swap contract and nine open interest rate swap contracts with counterparties.

The following table summarized the Company’s derivatives as of December 31, 2015 and for the three and nine months ended September 30, 2015.

		As of December 31, 2015
			Asset	Liability
		Notional	Derivatives	Derivatives
(In Thousands)	Primary Underlying Risk	Amount	Fair Value	Fair Value
Credit Default Swaps	Credit Risk	$15,000	$723	$–
Interest Rate Swaps	Interest rate risk	273,800	–	(1,499)
Total		$288,800	$723	$(1,499)

	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
		Net Change in		Net Change in
	Net Realized	Unrealized	Net Realized	Unrealized
(In Thousands)	Gain (Loss)	Gain (Loss)	Gain (Loss)	Gain (Loss)
Credit Default Swaps	$—	$479	$—	$387
Interest Rate Swaps	(1,003)	(3,353)	(2,510)	(3,921)
Total	$(1,003)	$(2,874)	$(2,510)	$(3,534)

Note 13 – Borrowings Under Repurchase Agreements

As of September 30, 2016 and December 31, 2015 the Company had master repurchase agreements with six counterparties and had outstanding borrowings of $581.8 million and $644.1 million with those counterparties, respectively. Our repurchase agreements bear interest at a contractually agreed-upon rate and typically have initial terms of one month at inception, but in some cases may have initial terms that are shorter or longer.

The following table presents certain characteristics of our repurchase agreements at September 30, 2016:

		Weighted	Weighted
	Repurchase	Average	Average
	Agreement	Borrowing	Remaining
(In Thousands)	Borrowings	Rate	Maturity (days)
Securities financed:
Short term investments	$249,795	0.5%	5
Loans, held-for-investment / Loans, held at fair value	321,986	3.2	152
Mortgage backed securities	9,992	3.0	94
Total securities financed	$581,773	1.8%	86

The following table presents certain characteristics of our repurchase agreements at December 31, 2015:

		Weighted	Weighted
	Repurchase	Average	Average
	Agreement	Borrowing	Remaining
(In Thousands)	Borrowings	Rate	Maturity (days)
Securities financed:
Short term investments	$249,745	0.4%	13
Loans, held-for-investment / Loans, held at fair value	216,568	2.9	254
Mortgage backed securities	177,824	2.1	14
Total securities financed	$644,137	1.7%	93

The following table presents contractual maturity information about our borrowings under repurchase agreements at the consolidated balance sheet dates:

	September 30, 2016		December 31, 2015
		Weighted		Weighted
	Balance	Average	Balance	Average
Time Until Contractual Maturity	(In Thousands)	Interest Rate	(In Thousands)	Interest Rate
Within 30 days	$299,229	0.4%	$444,303	1.2%
Over 30 days to 60 days	5,226	2.8	—	—
Over 60 days to 90 days	169,962	3.2	39,214	2.6
Over 90 days to 120 days	—	—	—	—
Over 120 days to 360 days	65,021	3.7	140,323	3.0
Over 360 days	42,335	3.5	20,297	3.2
Total	$581,773	1.8%	$644,137	1.7%

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at September 30, 2016:

				Fair Value of
	Assets			Assets Pledged
	Pledged at	Amortized	Accrued	and Accrued
(In Thousands)	Fair Value	Cost	Interest	Interest
Collateral pledged:
Short term investments	$249,997	$249,878	$—	$249,997
Loans, held-for-investment / Loans, held at fair value	406,457	406,457	2,259	408,716
Mortgage backed securities	13,332	13,368	21	13,353
Retained interest in assets of consolidated VIEs	76,018	76,018	490	76,508
Total collateral pledged	$745,804	$745,721	$2,770	$748,574

The following table presents the carry value or fair value of collateral positions the Company pledged with respect to the Company’s borrowings under repurchase agreements at  December 31, 2015:

				Fair Value of
	Assets			Assets Pledged
	Pledged at	Amortized	Accrued	and Accrued
(In Thousands)	Fair Value	Cost	Interest	Interest
Collateral pledged:
Short term investments	$249,989	$249,988	$—	$249,989
Loans, held-for-investment / Loans, held at fair value	228,944	225,803	1,281	230,225
Mortgage backed securities	209,468	213,392	988	210,456
Retained interest in assets of consolidated VIEs	88,298	88,298	500	88,798
Total collateral pledged	$776,699	$777,481	$2,769	$779,468

Note 14 – Guaranteed loan financing

The following table presents guaranteed loan financing and the related interest rates and maturity dates:

	Weighted	Range of
	Average	Interest	Range of
(In Thousands)	Interest Rate	Rates	Maturities (Years)	Ending Balance
September 30, 2016	2.80%	1.28 – 6.99%	2016 - 2038	$415,417
December 31, 2015	2.54%	1.03 – 6.99%	2016 - 2038	$499,187

The following table summarizes contractual maturities of total guaranteed loan financing outstanding as of the consolidated balance sheet dates:

(In Thousands)	September 30, 2016	December 31, 2015
2016	292	1,720
2017	4,438	7,981
2018	8,407	13,737
2019	5,416	7,946
2020	6,289	9,744
2021	7,078	8,904
Thereafter	383,497	449,155
Total	$415,417	$499,187

Our guaranteed loan financing is secured by loans, held-for-investment of $422.2 million and $507.4 million as of September 30, 2016 and December 31, 2015, respectively.

Note 15 – Repair and Denial Reserve

The repair and denial reserve represents the potential liability to the SBA in the event that we are required to make whole the SBA for reimbursement of the guaranteed portion of SBA loans sold to third parties. As of September 30, 2016, assumptions used in calculating the reserve include a frequency of an estimated repair and denial event upon default of 4.32%, as well as an estimated severity of the repair and denial ranging from 26.5% to 64.1% of the guaranteed balance.  As of December 31, 2015, assumptions used in calculating the reserve include a frequency of an estimated repair and denial event upon default of 4.26%, as well as an estimated severity of the repair and denial ranging from 24.6% to 62.2% of the guaranteed balance.

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
(In Thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Beginning balance	$6,506	$15,193	$8,071	$18,191
Increase/(Release) of repair and denial reserve(a)	343	(2,229)	(1,222)	(5,227)
Ending balance	$6,849	$12,964	$6,849	$12,964

(a)The increase and release of the repair and denial reserve is located in Other income on the consolidated statements of income

Note 16 – Related Party Transactions

In connection with the Company’s offering of common stock through a private placement in November 2013, the Company entered into a management agreement with the Manager (Management Agreement), which describes the services to be provided to us by the Manager and compensation for such services. The Manager is responsible for managing the Company’s day-to-day operations, subject to the direction and oversight of the Company’s board of directors.

Pursuant to the terms of the Management Agreement, our Manager is paid a management fee calculated and payable quarterly in arrears equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement) up to $500 million and 1.00% per annum of stockholders’ equity in excess of $500 million.  In the three and nine months ended September 30, 2016 the management fee was $1.8 million and $5.5 million, respectively, and $2.5 million was unpaid as of September 30, 2016.  In the three and nine months ended September 30, 2015 the management fee was $1.8 million and $5.4 million, and $1.8 million was unpaid as of December 31, 2015.  In addition, the Manager is entitled to an incentive fee in an amount equal to the product of (i) 15% and (ii) the excess of (a) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis (or the period since November 26, 2013, whichever is shorter) over (b) an amount equal to 8.00% per annum multiplied by the weighted average of the issue price per share of the common stock or OP units multiplied by the weighted average number of shares of common stock outstanding, provided that Core Earnings over the prior twelve calendar quarters (or the period since November 26, 2013, whichever is shorter) is greater than zero. Core Earnings is generally equal to our net income (loss) prepared in accordance with GAAP, excluding (i) certain non-cash items and (ii) expenses incurred in connection with the private

offering of common shares.   In the three and nine months ended September 30, 2016 there was no incentive fee accrual.  As of December 31, 2015,  $0.5 million was unpaid which represents stock issued to the Manager on January 8, 2016.

The initial term of the Management Agreement expires on November 26, 2016 and is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of the outstanding common stock (excluding shares held by employees and affiliates of the Manager), based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to the Manager is not fair, subject to the Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

In addition to the management fees and profit allocation described above, the Company is also responsible for reimbursing the Manager for certain expenses paid by our Manager on behalf of Company and for certain services provided by the Manager to the Company.  In the three and nine months ended September 30, 2016 the Manager had $0.5 million and $1.3 million in reimbursable expenses, respectively, and $0.5 million remained payable balance by the Company as of September 30, 2016. In the three and nine months ended September 30, 2015 the Manager had $0.3 million and $0.9 million in reimbursable expenses, respectively, and $0.3 million remained payable by the Company as of December 31, 2015.   Expenses incurred by the Manager and reimbursed by us are typically included in salaries and benefits or general and administrative expense on the consolidated statements of income.

Note 17 – Financial Instruments with Off-balance Sheet Risk, Credit Risk, and Certain Other Risks

In the normal course of business, the Company enters into transactions in various financial instruments that expose us to various types of risk, both on and off balance sheet. Such risks are associated with financial instruments and markets in which the Company invests.  These financial instruments expose us to varying degrees of market risk, credit risk, interest rate risk, liquidity risk, off balance sheet risk and prepayment risk.

Market Risk — Market risk is the potential adverse changes in the values of the financial instrument due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments.  We attempt to mitigate our exposure to market risk by entering into offsetting transactions, which may include purchase or sale of interest-bearing securities and equity securities.

Credit Risk — The Company is subject to credit risk in connection with our investments in SBC loans and SBC MBS and other target assets we may acquire in the future.  The credit risk related to these investments pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan or security term.  We believe that loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics. We seek to mitigate this risk by seeking to acquire assets at appropriate prices given anticipated and unanticipated losses and by deploying a value−driven approach to underwriting and diligence, consistent with our historical investment strategy, with a focus on projected cash flows and potential risks to cash flow.  We further mitigate our risk of potential losses while managing and servicing our loans by performing various workout and loss mitigation strategies with delinquent borrowers.  Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

The Company is also subject to credit risk with respect to the counterparties to derivative contracts.  If a counterparty becomes bankrupt or otherwise fails to perform its obligation under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding.  In the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value.  If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security.  We may obtain only a limited recovery or may obtain no recovery in such circumstances.  In addition, the business failure of a counterparty with whom we enter a hedging transaction will most likely result in its default, which may result in the loss of potential future value and the loss of our hedge and force us to cover our commitments, if any, at the then current market price.

Liquidity Risk — Liquidity risk arises in our investments and the general financing of our investing activities.  It includes the risk of not being able to fund acquisition and origination activities at settlement dates and/or liquidate positions in a timely manner at a reasonable price, in addition to potential increase in collateral requirements during times of heightened market volatility.  If we were forced to dispose of an illiquid investment at an inopportune time, we might be forced to do so at a substantial discount to the market value, resulting in a realized loss.  We attempt to mitigate our liquidity risk by regularly monitoring the liquidity of our investments in SBC loans, MBS and other financial instruments.  Factors such as our expected exit strategy for, the bid to offer spread of, and the number of broker dealers making an active market in a particular strategy and the availability of long-term funding, are considered in analyzing liquidity risk.  To reduce any perceived disparity between the liquidity and the terms of the debt instruments in which we invest, we attempt to minimize our reliance on short-term financing arrangements.  While we may finance certain investment in security positions using traditional margin arrangements and borrowings under repurchase agreements, other financial instruments such as collateralized debt obligations, and other longer term financing vehicles may be utilized to attempt to provide us with sources of long-term financing.

Off‑Balance Sheet Risk —The Company has undrawn commitments on outstanding loans which are disclosed in Note 18.

Interest Rate — Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend, in part, on differences between the income from our investments and our financing costs.  Our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, subject to a floor, as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.  Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Additionally, non-performing SBC loans are not as interest rate sensitive as performing loans, as earnings on non-performing loans are often generated from restructuring the assets through loss mitigation strategies and opportunistically disposing of them.  Because non-performing SBC loans are short-term assets, the discount rates used for valuation are based on short-term market interest rates, which may not move in tandem with long-term market interest rates.  A rising rate environment often means an improving economy, which might have a positive impact on commercial property values, resulting in increased gains on the disposition of these assets.

While rising rates could make it more costly to refinance these assets, we expect that the impact of this would be mitigated by higher property values.  Moreover, small business owners are generally less interest rate sensitive than large commercial property owners, and interest cost is a relatively small component of their operating expenses.  An improving economy will likely spur increased property values and sales, thereby increasing the need for SBC financing.

Prepayment Risk — As we receive prepayments of principal on our investments, premiums paid on such investments will be amortized against interest income.  In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments and this is also affected by interest rate movements.  Conversely, discounts on such investments are accreted into interest income.  In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Note 18 – Commitments, Contingencies and Indemnifications

The Company may be subject to litigation and administrative proceedings arising in the ordinary course of its business. The Company does not believe that such matters will have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

The Company has entered into agreements, which provide for indemnifications against losses, costs, claims, and liabilities arising from the performance of individual obligations under such agreements. The Company has had no prior claims or payments pursuant to these agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on history and experience, the Company expects the risk of loss to be remote.

As of September 30, 2016 and December 31, 2015, the Company had $36.6 million and $34.3 million of unfunded loan commitments related to loans, held at fair value, respectively.

Note 19 – Income Taxes

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2013. Our qualification as a REIT depends on our ability to meet various requirements imposed by the Internal Revenue Code, which relate to our organizational structure, diversity of stock ownership and certain requirements with regard to the nature of our assets and the sources of our income. As a REIT, we generally must distribute annually at least 90% of our net taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Even if we qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets. If we fail to maintain our qualification as a REIT for any taxable year, we may be subject to material penalties as well as federal, state and local income tax on our taxable income at regular corporate rates and we would not be able to qualify as a REIT for the subsequent four taxable years. As of September 30, 2016 and December 31, 2015, we are in compliance with all REIT requirements.

We wholly own three TRSs. A TRS is a taxable corporation and pays federal, state and local income tax on its net taxable income.

During the quarter ended September 30, 2016 the Company recorded $1.3 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred no additional tax benefit or expense. During the nine months ended September 30, 2016, the Company recorded $3.3 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional income tax benefit of $0.1 million  which have been fully reserved against due to uncertainty around the future use of the benefits. Separately, for the nine months ended September 30, 2016, the Company recorded an income tax benefit of $0.2 million related to income attributable to discontinued operations.

During the quarter ended September 30, 2015, the Company recorded $2.7 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional tax benefits, which have been fully reserved against due to uncertainty around the future use of the benefits. As such the Company recognized additional valuation allowances of $0.1 million. Separately, for the quarter ended September 30, 2015, the Company recorded an income tax benefit of $1.2 million related to income attributable to discontinued operations. During the nine months ended September 30, 2015, the Company recorded $5.2 million of income tax expense for income attributable to certain of its TRSs. Other TRSs incurred additional tax benefits, which have been fully reserved against due to uncertainty around the future use of the benefits. As such the Company recognized additional valuation allowances of $0.8 million. Separately, for the nine months ended September 30, 2015, the Company recorded an income tax benefit of $3.7 million related to income attributable to discontinued operations.

Our major tax jurisdictions where we file income tax returns include Federal, New York State and New York City. Our 2013 and forward tax years are subject to examination.  The TRS major tax jurisdictions are Federal, New York State, New York City and California. For Federal and state purposes, the TRS entities are subject to examination for the 2012 and forward tax years.

Note 20 – Other Asset and Other Liabilities

The following table details the Company’s other assets and other liabilities as of the consolidated balance sheet dates.

(In Thousands)	September 30, 2016	December 31, 2015
Other assets:
Prepaid technology expense	1,181	1,409
Prepaid taxes	6,333	—
Fixed assets	1,106	1,269
Prepaid insurance expense	112	227
Security deposits	355	201
Deferred tax asset	256	79
Other	3,553	1,994
Total other assets	$12,896	$5,179
Other liabilities:
Servicing principal and interest payable	$10,736	$9,789
Unapplied cash	4,675	1,025
Accrued professional fees	1,465	1,050
Accounts payable on liability under participation agreements	509	475
Interest payable	3,763	4,833
Accrued tax liability	3,694	—
Cash held as collateral	330	320
Other	1,093	203
Total other liabilities	$26,265	$17,695

Note 21 – Other Income and Operating Expenses

The following table details the Company’s other income and operating expenses for the consolidated statements of income.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Other income
Origination income	1,601	620	3,139	2,251
(Increase)/Release of repair and denial reserve	(343)	2,229	1,222	5,227
Other	471	1,150	974	2,507
Total other income	$1,729	$3,999	$5,335	$9,985
Operating expenses
Acquisition costs	71	81	500	283
Technology expense	732	606	2,096	1,709
Rent expense	317	282	931	714
Origination costs	916	866	2,804	2,054
Recruiting, training and travel expenses	273	317	954	985
Marketing expense	49	65	278	192
Insurance expense	109	111	367	302
Charge off of real estate acquired in settlement of loans	278	455	912	680
Other	628	665	2,343	1,430
Total operating expenses	$3,373	$3,448	$11,185	$8,349

Note 22 – Use of Special Purpose Entities

Special purpose entities, or “SPEs”, are entities designed to fulfill a specific limited need of the entity that organizes it. SPEs are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an un-securitized basis. Securitization involves transferring assets to an SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments. Investors in an SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

Securitization transactions

Since 2011, the Company has engaged in seven securitization transactions. Under ASC 810, Consolidation, the Operating Partnership is required to consolidate, as a VIE, the SPE/trust that was created to facilitate the transactions and to which the underlying loans in connection with the securitization were transferred. See Note 3 for a discussion of our accounting policies applied to the consolidation of the VIE and transfer of the financial assets in connection with the securitization.

The loans in the securitization trust are comprised of performing, sub-performing and non-performing SBC loans.

On a quarterly basis, the Company completes an analysis to determine whether the VIE should be consolidated. As part of this analysis, the Company’s involvement in the creation of the VIE, including the design and purpose of the VIE and whether such involvement reflects a controlling financial interest that results in the Company being deemed the primary beneficiary of the VIE is considered. In determining whether the Company would be considered the primary beneficiary, the following factors are considered: (i) whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE; and (ii) whether the Company has the right to receive benefits or the obligation absorb losses of the entity that could be potentially significant to the VIE. Based on the Company’s evaluation of these factors, including the Company’s involvement in the design of the VIE, it was determined that the Company is required to consolidate the VIE created to facilitate the securitization transaction.

For financial statement reporting purposes, since the underlying trust is consolidated, the securitization is effectively viewed as a financing of the loans that were securitized to enable the senior security to be created and sold to a third-party investor. As such, the senior security is presented on the consolidated balance sheets as securitized debt obligations of consolidated VIEs.  The third-party beneficial interest holders in the VIE have no recourse against the Company, except that the Company has an obligation to repurchase assets from the VIE in the event that certain representations and warranties in relation to the loans sold to the VIE are breached.  In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE. As previously stated, the Company is not obligated to provide, nor has the Company provided, any financial support to these consolidated securitization vehicles.

As of September 30, 2016, the carrying value of the Company’s securitized assets was $543.9 million and $3.7 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively. December 31, 2015, the carrying value of the Company’s securitized assets was $633.7 million and $5.3 million, and is presented on the consolidated balance sheet as loans, held-for-investment and real estate acquired in settlement of loans, respectively.

The securitization trust receives principal and interest on the underlying loans and distributes those payments to the certificate holders. The assets and other instruments held by the securitization trust are restricted in that they can only be used to fulfill the obligations of the securitization trust. The risks associated with the Company’s involvement with the VIE is limited to the risks and rights as a certificate holder of the securities retained by the Company.

The activities of the trust are substantially set forth in the securitization transaction documents, primarily the loan trust agreement, the trust agreement, the indenture and the securitization servicing agreement (collectively, the “Securitization Agreements”). Neither the trust nor any other entity may sell or replace any assets of the trust except in connection with: (i) certain loan defects or breaches of certain representations and warranties which have a material adverse effect on the value of the related assets; (ii) loan defaults; (iii) certain trust events of default or (iv) an optional termination of the trust, each as specifically permitted under the Securitization Agreements.

Securitized debt

The consolidation of the securitization transactions includes the sales of senior securities to third parties which are shown as securitized debt obligations securitized debt obligations of consolidated VIEs on the consolidated balance sheets. The following table presents additional information on the Company’s securitized debt obligations:

	September 30, 2016			December 31, 2015
	Current		Weighted	Current		Weighted
	Principal	Carrying	Average	Principal	Carrying	Average
(In Thousands)	Balance	value	Interest Rate	Balance	value	Interest Rate
Waterfall Victoria Mortgage Trust 2011-SBC2	25,307	25,307	5.2	28,651	28,651	5.2
Sutherland Commercial Mortgage Loans 2015-SBC4	44,795	43,569	4.0	75,470	73,656	4.0
ReadyCap Commercial Mortgage Trust 2014-1	93,725	93,083	3.4	112,368	110,945	3.3
ReadyCap Commercial Mortgage Trust 2015-2	156,150	150,493	4.1	164,701	158,345	4.1
ReadyCap Lending Small Business Trust 2015-1	62,878	62,364	2.1	90,581	89,925	1.7
Total	$382,855	$374,816	3.7%	$471,771	$461,522	3.4%

Repayment of our securitized debt will be dependent upon the cash flows generated by the loans in the securitization trust that collateralize such debt. The actual cash flows from the securitized loans are comprised of coupon interest, scheduled principal payments, prepayments and liquidations of the underlying loans. The actual term of the securitized debt may differ significantly from our estimate given that actual interest collections, mortgage prepayments and/or losses on liquidation of mortgages may differ significantly from those expected.

VIE impact on consolidated financial statements

The following table reflects the assets and liabilities recorded on the consolidated balance sheets:

(In Thousands)	September 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$77	$26
Restricted cash	904	1,362
Loans, held-for-investment	543,857	633,720
Real estate acquired in settlement of loans	3,734	5,257
Accrued interest	2,252	2,557
Due from servicers	3,508	6,121
Total assets	554,332	649,043
Liabilities:
Securitized debt obligations of consolidated VIEs	374,816	461,522
Accounts payable and other accrued liabilities	844	996
Total liabilities	375,660	462,518
Equity	$178,672	$186,525

The following table reflects the income and expense amounts recorded on our consolidated statements of income related to our consolidated VIEs for the periods the Company operated under operating company accounting.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Interest income
Loans, held-for-investment	$11,704	$15,462	$41,034	$29,106
Total interest income	11,704	15,462	41,034	29,106
Interest expense
Securitized debt obligations	(4,233)	(2,996)	(13,174)	(7,261)
Total interest expense	(4,233)	(2,996)	(13,174)	(7,261)
Net interest income before provision for loan losses	7,471	12,466	27,860	21,845
Provision for loan losses	(681)	(479)	(1,966)	(1,597)
Net interest income after provision for loan losses	6,790	11,987	25,894	20,248
Other income (expense)
Other income	20	91	21	384
Loan servicing expense	(775)	(512)	(2,503)	(865)
Professional fees	—	(1)	(43)	(1)
Operating expenses	(34)	(75)	(475)	(244)
Total other income (expense)	(789)	(497)	(3,000)	(726)
Realized gain (loss)
Loans, held-for-investment	(11)	480	294	79
Real estate acquired in settlement of loans	—	(54)	(157)	(103)
Securitized debt obligations	(60)	(61)	(202)	(61)
Total realized gain	(71)	365	(65)	(85)
Net Income (loss)	$5,930	$11,855	$22,829	$19,437

Note 23 – Stockholders’ Equity

The Company’s authorized capital stock consists of 450,000,000 shares of common stock, $0.01 par value per share and 125 shares of preferred stock, $1,000.00 par value. As of September 30, 2016 and December 31, 2015,  30,960,370 and 30,804,029 shares of common stock were issued and outstanding, respectively. There were 125 shares of preferred stock issued and outstanding.

Preferred stock

The following table presents information with respect to shares of our preferred stock issued in a private offering in January 2014:

Share Issue Date (In Thousands,	Number	Par Value	Per Value of	Additional	Non‑Controlling
except share data)	of Shares	per Share	Shares Issued	Paid-in-Capital	Interests	Net Proceeds
January 30, 2014 – Preferred Offering	125	$1,000.00	$125,000	$(17,000)	$—	$108,000

The preferred stock was redeemed in full on October 31, 2016.  See Note 27 – Subsequent Events.

Common stock dividends

The following table presents cash dividends declared by our board of directors on our common stock from our inception on November 26, 2013 through September 30, 2016:

			Dividend per
Declaration Date	Record Date	Payment Date	Share
May 23, 2014	June 5, 2014	June 17, 2014	$0.16
August 28, 2014	September 10, 2014	September 24, 2014	$0.20
November 13, 2014	November 26, 2014	December 10, 2014	$0.30
December 23, 2014	December 31, 2014	January 21, 2015	$0.30
May 27, 2015	June 10, 2015	June 24, 2015	$0.32
August 21, 2015	August 28, 2015	September 11, 2015	$0.32
November 13, 2015	November 27, 2015	December 11, 2015	$0.35
December 31, 2015	December 31, 2015	January 29, 2016	$0.50
May 20, 2016	June 3, 2016	June 17, 2016	$0.38
August 23, 2016	September 2, 2016	September 16, 2016	$0.38

Incentive fee stock issuance

On January 8, 2016, the Company issued 32,550 shares at $14.82 per share to the Manager for the incentive fee earned for the second and third quarters of 2015.  As discussed above, the Manager is entitled to an incentive fee as defined in the Management Agreement.

Stock incentive plan

In connection with the November 26, 2013 common stock offering, the equity incentive plan was established.  Pursuant to this plan, the board of directors is authorized to approve grants of equity-based awards to the Manager, its personnel and its affiliates. The equity incentive plan provides for grants of equity-based awards up to an aggregate of 5% of the shares of the Company’s common stock issued and outstanding from time to time on a fully diluted basis.  No awards were issued in connection with our private offering of shares of common stock in November 2013 or preferred offering in January 2014.

Note 24 – Earnings per Common Share

The following table provides a reconciliation of both net income and the number of common shares used in the computation of basic income per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Basic earnings per common share:
Net income from continued operations	$9,571	$13,046	$27,683	$34,842
Income (loss) from discontinued operations	—	386	(351)	1,057
Less:
Non-controlling interest	777	1,118	2,217	2,871
Net income (loss) allocated to common shareholders	$8,794	$12,314	$25,115	$33,028
Basic weighted average common shares outstanding	30,960,370	30,539,376	30,960,370	30,539,376
Earnings (loss) per share
Continuing operations	$0.28	$0.39	$0.82	$1.05
Discontinued operations	$—	$0.01	$(0.01)	$0.03

Note 25 – Segment Reporting

The Company operates in three reportable segments: investment activities, new loan origination, and SBA loan origination.

The Company seeks to maximize the value of the distressed loans it acquired through loan modification programs, special servicing and other initiatives focused on keeping borrowers in their properties. Where this is not possible, such as in the case of many  distressed loans, the Company seeks to effect property resolution in a timely, orderly and economically efficient manner, including through the use of resolution alternatives to foreclosure.

The new loan origination segment is operated by a wholly-owned subsidiary, ReadyCap. ReadyCap originates SBC loans through multiple loan origination channels.  These loans are financed though warehouse lines and through proceeds from securitization transactions.

The SBA loan origination and servicing segment is operated by a wholly-owned subsidiary, Lending. Lending originates and services SBA loans guaranteed by the SBA under the SBA loan program. Lending holds a SBA license as a Small Business Lending Company.

In accordance with ASC 280,  Segment Reporting, the Company has not included discontinued operations in the segment reporting.

The Company uses segment net income or loss from continuing operations as the measure of profitability of its reportable segments.

Reportable segments for the three months ended September 30, 2016 are summarized in the below table.

			SBA Loan
	Investment	New Loan	Origination
(In Thousands)	Activities	Origination	and Servicing	Consolidated
Interest income
Loans, held-for-investment	$15,793	1,015	10,201	$27,009
Loans, held at fair value	633	3,317	—	3,950
Loans, held for sale, at fair value	—	164	—	164
Mortgage backed securities, at fair value	767	—	—	767
Total interest income	17,193	4,496	10,201	31,890
Interest expense
Borrowings under credit facilities	(1,838)	(14)	(515)	(2,367)
Promissory note payable	(18)	—	—	(18)
Securitized debt obligations	(3,887)	—	(346)	(4,233)
Borrowings under repurchase agreements	(2,300)	(1,841)	—	(4,141)
Guaranteed loan financing	—	—	(3,338)	(3,338)
Total interest expense	(8,043)	(1,855)	(4,199)	(14,097)
Net interest income before provision for loan losses	9,150	2,641	6,002	17,793
Provision for loan losses	153	—	(641)	(488)
Net interest income after provision for loan losses	9,303	2,641	5,361	17,305
Other income (expense)
Other income (expense)	844	1,404	(519)	1,729
Servicing income	6	135	1,520	1,661
Employee compensation and benefits	96	(2,351)	(2,567)	(4,822)
Allocated employee compensation and benefits from related party	(542)	(204)	(154)	(900)
Professional fees	(1,797)	(422)	(901)	(3,120)
Management fees – related party	(1,080)	(406)	(307)	(1,793)
Loan servicing expense	(1,473)	(191)	(166)	(1,830)
Operating expenses	(729)	(1,595)	(1,049)	(3,373)
Total other income (expense)	(4,675)	(3,630)	(4,143)	(12,448)
Net realized gain on financial instruments	423	542	1,489	2,454
Net unrealized gain on financial instruments	802	2,755	—	3,557
Net income before income tax provisions	5,853	2,308	2,707	10,868
Provisions for income taxes	145	(487)	(955)	(1,297)
Net income	$5,998	$1,821	$1,752	$9,571
Less: Net income attributable to non-controlling interests				777
Net income attributable to Sutherland Asset Management Corporation				$8,794
Total Assets	$1,282,303	$241,148	$625,227	$2,148,678

Reportable segments for the nine months ended September 30, 2016 are summarized in the below table.

			SBA Loan
	Investment	New Loan	Origination
(In Thousands)	Activities	Origination	and Servicing	Consolidated
Interest income
Loans, held-for-investment	$51,047	3,082	35,989	$90,118
Loans, held at fair value	1,806	7,978	—	9,784
Loans, held for sale, at fair value	—	352	—	352
Mortgage backed securities, at fair value	4,028	—	—	4,028
Total interest income	56,881	11,412	35,989	104,282
Interest expense
Borrowings under credit facilities	(4,926)	(14)	(1,457)	(6,397)
Promissory note payable	(85)	—	—	(85)
Securitized debt obligations	(12,022)	—	(1,152)	(13,174)
Borrowings under repurchase agreements	(6,463)	(5,223)	—	(11,686)
Guaranteed loan financing	—	—	(10,701)	(10,701)
Total interest expense	(23,496)	(5,237)	(13,310)	(42,043)
Net interest income before provision for loan losses	33,385	6,175	22,679	62,239
Provision for loan losses	(3,370)	—	(1,319)	(4,689)
Net interest income after provision for loan losses	30,015	6,175	21,360	57,550
Other income (expense)
Other income	1,740	2,694	901	5,335
Servicing income	41	371	4,008	4,420
Employee compensation and benefits	(95)	(6,805)	(7,105)	(14,005)
Allocated employee compensation and benefits from related party	(1,596)	(605)	(499)	(2,700)
Professional fees	(4,523)	(1,108)	(2,942)	(8,573)
Management fees – related party	(3,229)	(1,225)	(1,010)	(5,464)
Loan servicing (expense) income	(3,817)	(504)	432	(3,889)
Operating expenses	(2,998)	(5,128)	(3,059)	(11,185)
Total other income (expense)	(14,477)	(12,310)	(9,274)	(36,061)
Net realized gain (loss) on financial instruments	(2,017)	2,311	3,426	3,720
Net unrealized gain on financial instruments	4,011	1,789	—	5,800
Net income (loss) before income tax provisions	17,532	(2,035)	15,512	31,009
Provisions for income taxes	145	2,003	(5,474)	(3,326)
Net income (loss) from continuing operations	$17,677	$(32)	$10,038	$27,683
Loss from discontinued operations				(351)
Net income				$27,332
Less: Net income attributable to non-controlling interests				2,217
Net income attributable to Sutherland Asset Management Corporation				$25,115
Total Assets	$1,282,303	$241,148	$625,227	$2,148,678

Reportable segments for the three months ended September 30,  2015 are summarized in the below table.

			SBA Loan
	Investment	New Loan	Origination
(In Thousands)	Activities	Origination	and Servicing	Consolidated
Interest income
Loans, held-for-investment	$16,128	$96	$15,399	$31,623
Loans, held at fair value	528	4,419	—	4,947
Loans, held for sale, at fair value	—	94	—	94
Mortgage backed securities, at fair value	2,981	—	—	2,981
Total interest income	19,637	4,609	15,399	39,645
Interest expense
Borrowings under credit facilities	(851)	—	(499)	(1,350)
Securitized debt obligations of consolidated VIEs	(2,522)	—	(474)	(2,996)
Borrowings under repurchase agreements	(2,813)	(1,542)	—	(4,355)
Guaranteed loan financing	—	—	(4,923)	(4,923)
Total interest expense	(6,186)	(1,542)	(5,896)	(13,624)
Net interest income before provision for loan losses	13,451	3,067	9,503	26,021
Provision for loan losses	(2,375)	—	(1,737)	(4,112)
Net interest income after provision for loan losses	11,076	3,067	7,766	21,909
Other income (expense)
Other income	1,365	369	2,265	3,999
Servicing income	7	34	953	994
Employee compensation and benefits	—	(2,507)	(2,427)	(4,934)
Allocated employee compensation and benefits from related party	(415)	(98)	(83)	(596)
Professional fees	(562)	(283)	(722)	(1,567)
Management fees – related party	(1,282)	(304)	(255)	(1,841)
Incentive fees – related party	(475)	(112)	(94)	(681)
Loan servicing (expense) income	(1,111)	(172)	512	(771)
Operating expenses	(654)	(1,616)	(1,178)	(3,448)
Total other income (expense)	(3,127)	(4,689)	(1,029)	(8,845)
Net realized gain on financial instruments	1,411	261	1,317	2,989
Net unrealized gain (loss) on financial instruments	(1,721)	1,396	—	(325)
Net income before income tax provisions	7,639	35	8,054	15,728
Provisions for income taxes	—	514	(3,196)	(2,682)
Net income from continuing operations	7,639	549	4,858	13,046
Gain from discontinued operations				386
Net income				$13,432
Less: Net income attributable to non-controlling interests				1,118
Net income attributable to Sutherland Asset Management Corporation				$12,314
Total Assets	$1,255,892	$265,229	$825,169	$2,329,781

Reportable segments for the nine months ended September 30, 2015 are summarized in the below table.

			SBA Loan
	Investment	New Loan	Origination
(In Thousands)	Activities	Origination	and Servicing	Consolidated
Interest income
Loans, held-for-investment	$47,599	$96	$41,015	$88,710
Loans, held at fair value	2,678	9,563	46	12,287
Loans, held for sale, at fair value	—	148	—	148
Mortgage backed securities, at fair value	8,998	—	—	8,998
Total interest income	59,275	9,807	41,061	110,143
Interest expense
Borrowings under credit facilities	(2,344)	—	(4,525)	(6,869)
Securitized debt obligations of consolidated VIEs	(6,708)	—	(553)	(7,261)
Borrowings under repurchase agreements	(9,149)	(3,223)	—	(12,372)
Guaranteed loan financing	—	—	(8,210)	(8,210)
Total interest expense	(18,201)	(3,223)	(13,288)	(34,712)
Net interest income before provision for loan losses	41,074	6,584	27,773	75,431
Provision for loan losses	(9,178)	—	(6,681)	(15,859)
Net interest income after provision for loan losses	31,896	6,584	21,092	59,572
Other income (expense)
Other income	3,113	1,722	5,150	9,985
Servicing income	398	36	4,943	5,377
Employee compensation and benefits	—	(7,243)	(6,772)	(14,015)
Allocated employee compensation and benefits from related party	(968)	(620)	(220)	(1,808)
Professional fees	(2,890)	(522)	(2,415)	(5,827)
Management fees – related party	(3,790)	(912)	(722)	(5,424)
Incentive fees – related party	(740)	(84)	(249)	(1,073)
Loan servicing (expense) income	(4,705)	(403)	1,468	(3,640)
Operating expenses	1,415	(4,377)	(5,387)	(8,349)
Total other income (expense)	(8,167)	(12,403)	(4,204)	(24,774)
Net realized gain (loss) on financial instruments	1,912	(861)	1,317	2,368
Net unrealized gain (loss) on financial instruments	(994)	3,849	—	2,855
Net income (loss) before income tax provisions	24,647	(2,831)	18,205	40,021
Provisions for income taxes	—	1,820	(6,999)	(5,179)
Net income (loss) from continuing operations	24,647	(1,011)	11,206	34,842
Gain from discontinued operations				1,057
Net income				$35,899
Less: Net income attributable to non-controlling interests				2,871
Net income attributable to Sutherland Asset Management Corporation				$33,028
Total Assets	$1,255,892	$265,229	$825,169	$2,329,781

Note 26 – Discontinued Operations

In the fourth quarter of 2015, Sutherland Asset Management Corporation (the “Company”) commenced marketing the potential sale of Silverthread Falls, LLC (“Silverthread”). Silverthread engages in real estate brokerage and advisory services. In the fourth quarter of 2015, the Company determined Silverthread should be classified as held-for-sale due to management’s intent to sell the segment, the availability and active marketing of the segment for immediate sale and the high probability of a successful sale. The Company concluded that it would not receive continuing cash flows from Silverthread and there would be no continuing involvement by the Company. Additionally, the sale of Silverthread represents a complete exit from the real estate brokerage business. The Company has concluded that the exit from the real estate brokerage business results in a strategic shift in the operations of the Company. Therefore, the Company has included Silverthread in discontinued operations.

The sale of the Silverthread closed in May of 2016, with an effective economic date of March 1, 2016.  Under the terms of the purchase agreement, the Company will an amount equal to three times the 2017 earnings of the Silverthread, as defined in the purchase agreement, with a guaranteed minimum payment of $6 million.  Such amount will be reduced by

50% of contingent goodwill payments made by the buyer from March 1, 2016 through December 31, 2017.  The Company’s best estimate, at this time, is that there will not be any changes to the contingent consideration. In addition, the Company will be reimbursed by the buyer for any advances made to Silverthread between March 1, 2016 and the closing date.  The net estimated receivable of $7.2 million is included in Receivable from Third Parties on the Consolidated Balance Sheet as of September 30, 2016.  The operating results during the three months ended September 30, 2016 did not have a material impact on our unaudited consolidated financial statements.

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued segment that are separately presented on the consolidated balance sheets.

(In Thousands)	September 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$—	$1,073
Other assets:
Sales commission receivable	—	3,261
Fixed assets	—	1,060
Prepaid insurance expense	—	37
Security deposit	—	99
Other	—	207
Goodwill	—	5,588
Total Assets	$—	$11,325
Liabilities:
Accrued salaries, wages and commissions	—	2,783
Accounts payable and other accrued liabilities
Contingent liabilities related to business combinations	—	3,424
Other	—	679
Total Liabilities	$—	$6,886

The primary components of discontinued operations are detailed in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Other income (expense)
Commission income	—	3,991	2,984	11,396
Property management income	—	408	263	1,443
Other	—	50	16	140
Total other income	—	4,449	3,263	12,979
Employee compensation and benefits	—	(1,285)	(1,071)	(3,702)
Professional fees	—	(179)	(138)	(411)
Allocated employee compensation from related party	—	(12)	—	(44)
Management fees – related party	—	(37)	—	(96)
Incentive fees – related party	—	(14)	—	(28)
Operating expenses
Commission expense	—	(2,454)	(1,844)	(7,207)
Technology expense	—	(221)	(171)	(646)
Rent expense	—	(341)	(268)	(1,025)
Tax expense	—	(5)	(3)	(22)
Recruiting, training, and travel expenses	—	—	(46)	—
Marketing expense	—	(31)	(29)	(31)
Other	—	(727)	(536)	(2,450)
Total other operating expenses	—	(3,779)	(2,897)	(11,381)
Gain on sale	—	—	267	—
Loss before income tax benefit	—	(857)	(576)	(2,683)
Income tax benefit	—	1,243	225	3,740
Gain (loss) on discontinued operations presented on the statements of income	$—	$386	$(351)	$1,057

Note 27 – Subsequent Events

On October 31, 2016, Sutherland merged with and into a subsidiary of ZAIS Financial Corp. (“ZAIS Financial”), with ZAIS Financial surviving the merger and changing its name to Sutherland Asset Management Corporation (the “Combined Company”). In connection with the merger, the Combined Company issued 25,870,420 shares of common stock to existing Sutherland common stockholders and 2,288,663 OP units to existing Sutherland OP unit holders. Additionally, as previously announced, ZAIS Financial completed a tender offer, purchasing 4,185,478 shares of common stock from existing ZAIS Financial stockholders at a purchase price of $15.37 per share. Former Sutherland stockholders hold approximately 86% of the Combined Company’s stockholders’ equity as a result of the merger, with continuing ZAIS Financial stockholders holding approximately 14% of the Combined Company’s stockholders’ equity, on a fully diluted basis.

The Company has determined that the assets acquired in the merger transaction qualify as a business and as such the merger transaction will be treated as a business combination within the scope of ASC 805, with SLD as the acquirer and ZFC as the acquiree.

On October 11, 2016 the Company announced the declaration of a quarterly cash dividend of $0.30 per share of common stock and OP unit for the quarter ended September 30, 2016 to common stockholders and OP unit holders of record as of October 14, 2016. The dividend was paid on October 25, 2016.

In addition, on October 31, 2016, the Company redeemed all of its 12.5% Series A Cumulative Non-Voting Preferred Stock outstanding for an aggregate redemption price of $0.1 million, including all accrued and unpaid dividends through the redemption date.